Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Development and License

Agreement

THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of October 14, 2015 (the “Effective Date”) by and between and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation having an address at 4 Becker Farm Road, Roseland, NJ 07068, USA (“Emisphere”) and NOVO NORDISK AS, a Danish corporation having an address at Novo Allé, 2880 Bagsvaerd, Denmark (“Novo Nordisk”).

RECITALS

WHEREAS, Emisphere is a biopharmaceutical company specializing in the discovery, development, and commercialization of proprietary drug delivery technology;

WHEREAS, Novo Nordisk is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Emisphere and Novo Nordisk have entered into a certain Development and License Agreement (GLP-1), dated as of June 21, 2008, as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008, and the Side Letter to the Development and License Agreement, dated March 9, 2009, and the Amendment no. 2 to the Development and License Agreement, dated April 26, 2013, collectively referred to as the “GLP-1 License Agreement”;

WHEREAS, Emisphere and Novo Nordisk have entered into a certain Development and License Agreement (Insulin), dated as of December 20, 2010 (the “Insulin License Agreement”);

WHEREAS, Emisphere, Novo Nordisk, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP have entered into a certain Amended and Restated Agreement, dated as of April 26, 2013;

WHEREAS, upon the simultaneous execution of this Agreement, Emisphere and Novo Nordisk are entering into Amendment No. 3 to the GLP-1 License Agreement, attached hereto as Exhibit A;

WHEREAS, Novo Nordisk desires to obtain, and Emisphere is willing to grant to Novo Nordisk, an exclusive, worldwide right to develop and commercialize formulations of

[*****],[*****], and [*****] (all as defined below) with certain of Emisphere’s proprietary delivery agents for oral administration only, subject to the terms and conditions set forth herein;

WHEREAS, Novo Nordisk also desires to obtain, and Emisphere is willing to grant to Novo Nordisk, an option to extend such exclusive worldwide rights to additional Molecule Classes (as herein defined) and an option to obtain a non-exclusive worldwide license to develop and commercialize certain specifically identified Molecules (as herein defined) with certain of Emisphere’ s proprietary delivery agents, in each case subject to the other terms and conditions hereinafter set forth; and

WHEREAS, Novo Nordisk desires to obtain, and Emisphere is willing to grant to Novo Nordisk, a non-exclusive, worldwide right to develop and commercialize formulations of [*****] with certain of Emisphere’s proprietary delivery agents for oral administration only, subject to the terms and conditions set forth herein

WHEREAS, the effectiveness of this Agreement is conditioned upon the payment by Novo Nordisk to Emisphere of Nine Million Dollars ($9,000,000) pursuant to Amendment No. 3 to the GLP-1 License Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions and Interpretation

1.1 The following words have the following meaning when used in this Agreement.

“Active Efforts”with respect to the pre-clinical and clinical development of a Non-Exclusive Licensed Product means the active development of such Non-Exclusive Licensed Product in accordance with an established development plan, including, but not limited to, the conduct of feasibility testing, formulation testing, animal studies and clinical testing, and the demonstration, by written report no less than annually, of progression towards clinical development or regulatory approval.

“Affiliate” means any corporation, company, partnership, joint venture or other entity which Controls, is Controlled by, or is under common Control with a Party, as the case may be. For the purpose of this definition, “Control” means the ownership of more than fifty percent (50%) of the issue share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question. For purposes of this definition, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and their owners and their affiliates are not Affiliates of Emisphere. For purposes of this definition, Novo A/S and the Novo Nordisk Foundation and their affiliates are not Affiliates of Novo Nordisk.

“[*****]” means any compound which binds to and measurably activates the [*****]. Such compounds can e.g. be based on the [*****].

“API” means active pharmaceutical ingredient.

“Auditor” shall have the meaning provided in Section 7.6.

“Background Intellectual Property” means all Intellectual Property in existence and Controlled by a Party prior to the Effective Date of this Agreement or conceived by a Party independently during the term of this Agreement and that is used in connection with the work performed during the term of this Agreement.

“Back-up Compound” with respect to a referenced API shall mean any API derived from the same chemical scaffold or series as such API (for example, analogs and derivatives), including back-ups for such molecule (for example, [*****]) and as to which the primary mode of pharmacological activity is the same as that of such referenced API.

“Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive twelve-month period commencing on January 1 and ending on December 31.

“Carrier” means synthetic chemical compounds, including pharmaceutically acceptable salts, solvates, and polymorphs identified by Emisphere for use in oral delivery of therapeutics molecules and that are claimed or disclosed in Emisphere Patent Rights or are Controlled by Emisphere.

“[*****]” means the Carrier whose structure is shown in Exhibit B.

“Commercially Reasonable Efforts” means such application of effort and resources by the relevant Party as would be consistent with its actions in respect of a product or compound Controlled by such Party, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a product issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product’s entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party will not be deemed to have failed to use its Commercially Reasonable Efforts in performing such responsibilities.

“Confidential Information” means confidential and proprietary technical, commercial and other information, know-how, drawings, specifications, models and/or designs relating to the design, development, manufacture, production, registration (including but not limited to information relating to safety, adverse events and recalls), promotion, distribution, marketing, performance, sale or use of the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product and information concerning business transactions or associations including other technical or commercial co-operation or collaborative arrangements or financial arrangements with other persons or bodies or customers (existing or potential or otherwise) or licensors or licensees. Confidential Information includes without limitation and without prejudice to the generality of the foregoing:

(i)	all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code or language relating to the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product;

(ii)	all data and proprietary know-how relating to the Carriers, Products and/or Exclusive Licensed Product(s) or Non-Exclusive Licensed Product;

(iii)	any biological, chemical or physical materials;

(iv)	information necessary or useful in obtaining registration or approval from any Regulatory Authority in relation to an Exclusive Licensed Product or Non-Exclusive Licensed Product;

(v)	all other information and other material supplied to or received by a Party on a confidential basis pursuant to this Agreement;

(vi)	any reports provided under this Agreement; and

(vii)	the terms of this Agreement.

“Control” or “Controlled” means with respect to a particular item, material, information or Intellectual Property, that a Party, as of the Effective Date of this Agreement and during its Term, (i) owns or has a license to and (ii) that the Party has the ability to use or grant licenses or sublicenses to without violating the terms of any agreement with any Third Party.

“Covered by” means, with respect to any Exclusive Licensed Product or Non-Exclusive Licensed Product, that the manufacture, use, offer for sale, sale or importation of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product would (if such activity were performed by a Third Party) infringe an Issued Patent Claim.

“D&C Event” will have the meaning provided in Section 3.2.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Emisphere Alternative Patent For Extension” shall have the meaning provided in Section 8.2 (f) (Patent Term Extension).

“Emisphere Background Intellectual Property” means Background Intellectual Property solely related to the Program Carriers and Controlled by Emisphere.

“Emisphere Change of Control to a Novo Nordisk Technological Competitor” shall mean the acquisition by a Novo Nordisk Technological Competitor of greater than fifty percent (50%) of the shares of Emisphere’s capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of Emisphere’s board of directors. For the avoidance of doubt, if, pursuant to Section 12.5(c) hereof, Emisphere terminates the license granted under Section 2 to Novo Nordisk with respect to an Exclusive Licensed Product, the Product contained within such Exclusive Licensed Product shall no longer be considered a “Product” for purposes of this Agreement.

“Emisphere Foreground Intellectual Property” means Intellectual Property arising from work performed under this Agreement solely relating to the Program Carriers, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere and its Affiliates or by the employees, agents or consultants of Novo Nordisk and its Affiliates.

“Emisphere Intellectual Property” means Emisphere Background Intellectual Property and Emisphere Foreground Intellectual Property.

“Excluded Carrier List” means the list of Carriers provided in Exhibit C, as may be amended from time to time by Emisphere at its sole discretion and where such amended list is provided by Emisphere to Novo Nordisk in writing.

“Exclusive Licensed Product(s)” means any pharmaceutical formulation suitable for administration to humans where such formulation contains at least one Product in combination with a Program Carrier.

“Exclusive Option” shall be the meaning provided in Section 2.2.

“Exclusive Program Carrier” means a Program Carrier exclusively licensed to Novo Nordisk under the GLP-1 License Agreement or the Insulin License Agreement.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing to human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“First Commercial Sale” means, in a country, the first commercial sale in that country by Novo Nordisk or its Affiliates or a sublicensee of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product to a Third Party following receipt of Marketing Approval to sell such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, any non-registrational studies, or any similar instance where the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) shall not constitute a First Commercial Sale.

“Foreground Intellectual Property” means all Intellectual Property arising from work performed under this Agreement whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.

“Formulation Intellectual Property” means all Intellectual Property arising from work performed under this Agreement that relates to Know-How and Patent Rights that claim formulations of Product or Non-Product Molecule with Carriers conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.

“GLP-1 Receptor Agonist(s)” means a compound that has the ability to bind the GLP-1 receptor [*****] such compounds include but are not limited to GLP-1 and GLP-1 analogs and derivatives and [*****].

“Indication” means a separate and distinct disease, disorder or medical condition, in humans, that an Exclusive Licensed Product or Non-Exclusive Licensed Product is intended to treat, prevent and/or ameliorate.

“Insulin(s)” means (i) regular human insulin, (ii) an analog of regular human insulin, or (iii) [*****].

“Intellectual Property” means Know-How and Patent Rights.

“Issued Patent Claim” means, on a country by country basis, a claim of an issued patent that covers Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, respectively, and that has not:

(a) lapsed, expired, been formally disclaimed by written submission to any US or foreign patent office, withdrawn, cancelled or abandoned; or

(b) been held revoked, invalid or unenforceable in an unappealable or unappealed decision of a court or other body of competent jurisdiction.

If there should be two or more decisions within the same country which are conflicting with respect to the invalidity or unenforceability of the same claim, the unappealed or unappealable decision of the highest tribunal shall thereafter control.

“Know-how” means ideas, concepts, discoveries, inventions, developments and non-public, confidential or proprietary trade secrets, techniques, methodologies, modifications, innovations, improvements, designs and design concepts, and any other information that is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, or regulatory approval of products or processes, including but not limited to technical information, expertise, processes, techniques, specifications, formulas, procedures, protocols, and data, results and other in-formation generated or developed through experiments and testing.

“Licensed Know-how” means Know-How Controlled by Emisphere that is directed to the Program Carrier(s), the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, or their use or production/manufacturing, and which is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, and/or regulatory approval of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Licensed Know-How shall in addition include Know-How Controlled by Emisphere developed during the term of this Agreement that is related to the Program Carrier(s) or the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, their use or production/manufacturing, and which is necessary or useful for the research, development, manufacture, use, import, export, sale, offer for sale, transfer, and/or regulatory approval of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Licensed Know-How does not include Know-How which (i) at the time of disclosure by Emisphere to Novo Nordisk was already in the public domain through no wrongful act of Novo Nordisk; (ii) prior to the disclosure by Emisphere to Novo Nordisk, or the development by Emisphere or Novo Nordisk under this Agreement, was already in Novo Nordisk’s possession from a Third Party source that was under no obligation to Emisphere to keep such information confidential, or from Emisphere without any obligation of confidentiality on the part of Novo Nordisk; or (iii) was developed independently by Novo Nordisk, outside of this Agreement, without the assistance of Emisphere and without any use of Confidential Information Controlled by Emisphere.

“Licensed Patents” means (i) any Patent Rights directed to the Emisphere Intellectual Property; and (ii) any other Patent Rights Controlled by Emisphere having at least one Issued Patent Claim that would be infringed by the manufacture, import, use, offering for sale, or sale of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product (if such activity were performed by a Third Party).

“Marketing Approval” means, based on an application filed with a Regulatory Authority for marketing approval of Exclusive Licensed Product or Non-Exclusive Licensed Product, the written approval from a Regulatory Authority to market and sell an Exclusive Licensed Product or Non-Exclusive Licensed Product or any written successor approvals based on successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and similar filings with other applicable Regulatory Authorities in other countries of the Territory.

“[*****]” ([*****]) means any agents which mimic [*****], including analogues and homologues of [*****] and their derivatives, and [*****].

“Molecule” shall mean an API together with its Back-up Compounds.

“Molecule Class” with respect to a Molecule shall mean any API (molecule) in which the primary mode of pharmacological activity (receptor interaction) is similar in terms of receptor response as that of such Molecule. For example, each of the [*****], [*****] and [*****] constitutes a separate Molecule Class.

“NDA” means an application and all amendments and supplements thereto filed with the Regulatory Authority, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

“Net Sales” shall be calculated in the same manner as Novo Nordisk calculates Net Sales reported to its shareholders and shall mean all revenues, recognized in accordance with the International Financial Reporting Standards, from the sale of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product by Novo Nordisk or its Affiliates or its sublicensees, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated:

(a) credits or allowances actually granted for damaged Exclusive Licensed Product(s)s or Non-Exclusive Licensed Product, returns or rejections of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, price adjustments and billing errors;

(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d) commissions allowed or paid to Third Party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by Novo Nordisk;

(e) transportation costs, including insurance, for outbound freight related to delivery of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product to the extent included in the gross amount invoiced;

(f) sales taxes, VAT taxes and other taxes directly linked to the sales of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product to the extent included in the gross amount invoiced; and

(g) any other items that reduce gross sales amounts as required by the International Financial Reporting Standards applied on a consistent basis.

Net Sales shall not include sales at Novo Nordisk’s cost price to Affiliates or to contractors or sublicensees engaged by or partnered with Novo Nordisk to develop, promote, co-promote, market, sell or otherwise distribute an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. However, subsequent sales of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product by Novo Nordisk Affiliates, contractors, or sublicensees shall be included in the Net Sales when sold in the market for end-user use.

For Net Sales of an Exclusive Licensed Product or Non-Exclusive Licensed Product sold or supplied as a “Combination” where “Combination” means Exclusive Licensed Product(s) or Non-Exclusive Licensed Product as sold or supplied is a pharmaceutical product containing, in addition to the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, one or more biologically active pharmaceutical(s) which are not Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the Exclusive Licensed Product or Non-Exclusive Licensed Product sold separately in that country and B is the total average unit selling price of the other biologically active pharmaceutical(s), when sold separately in that country. If neither the Exclusive Licensed Product or Non-Exclusive Licensed Product nor the other biologically active pharmaceutical(s) of the Combination are sold separately, then the Parties shall negotiate in good faith the value of the other biologically active pharmaceutical(s) of the Combination that are to be deducted from the Net Sales of the Combination in determining the Net Sales of the Exclusive Licensed Product or Non-Exclusive Licensed Product contained in the Combination.

Monetary conversion from the currency of a country outside the U.S. in which an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product is sold into U.S. dollars shall be calculated at the rates of exchange used by Novo Nordisk in producing its quarterly and annual reports to its shareholders, as confirmed by Novo Nordisk’s independent registered public accountants.

“Non-Exclusive Field” means the five fields of diabetes, obesity, [*****], [*****] and [*****].

“Non-Exclusive Licensed Product” means, from and after an exercise of the Non-Exclusive Option, any pharmaceutical formulation suitable for administration to humans where such formulation contains a Program Carrier and a Molecule which was the subject of such Non-Exclusive Option exercise and is intended to treat, prevent and/or ameliorate an Indication within the Non-Exclusive Field. Non-Exclusive Licensed Product shall be deemed to include the pharmaceutical formulation containing a Program Carrier and [*****].

“Non-Exclusive Option” shall have the meaning provided in Section 2.2.

“Non-Exclusive Program Carrier” means a Program Carrier licensed to Novo Nordisk under Section 2.1 of this Agreement and not being an Exclusive Program Carrier.

“Non-Product Molecule” means any Molecule Controlled by Novo Nordisk other than Products, [*****].

“Novo Nordisk Background Intellectual Property” means Background Intellectual Property solely related to Products and Non-Product Molecules and Controlled by Novo Nordisk.

“Novo Nordisk Election Notice” will have the meaning provided in Section 8.2 (b) (Patent Term Extension).

“Novo Nordisk Foreground Intellectual Property” means all (i) Formulation Intellectual Property, and (ii) Intellectual Property arising from work performed under this Agreement, solely relating to Product(s) and Non-Product Molecules, their method(s) of production or their method(s) of use, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Emisphere or its Affiliates or by the employees, agents or consultants of Novo Nordisk or its Affiliates.

“Novo Nordisk Intellectual Property” means Novo Nordisk Background Intellectual Property and Novo Nordisk Foreground Intellectual Property.

“Novo Nordisk Patent” shall have the meaning provided in Section 8.2 (e) (Patent Term Extension).

“Novo Nordisk Technological Competitor” means a person or entity listed in Exhibit D, and their respective Affiliates. Novo Nordisk, having provided reasonable documentation in writing to Emisphere that a person or entity has after the Effective Date initiated development of, or acquired technology for, the production or delivery of Product or Non-Product Molecule, may add additional Novo Nordisk Technological Competitors to Exhibit D from time to time. Any person or entity that is listed in Exhibit D and that ceases to develop, or own or have a license to technology for, the production or delivery of Product or Non-Product Molecule, shall be removed from Exhibit D. In the event of a termination of a license granted pursuant to Section 2 with respect to an Exclusive Licensed Product, the Product contained within such Exclusive Licensed Product shall no longer be considered a “Product” for purposes of this Agreement, and any person or entity listed in Exhibit D that develops, or owns or has a license to technology for the production or delivery of such Product shall be removed from Exhibit D.

“Party” means Emisphere or Novo Nordisk.

“Parties” means Emisphere and Novo Nordisk.

“Patent Authority” means a governmental, intergovernmental, or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.

“Patent Rights” means all patents and patent applications, and any and all continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the

U.S Patent Term Restoration Act, extensions of patents under the Japanese Patent Law and Supplementary Protection Certificates), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all patents issuing there from and any and all foreign counter-parts thereof.

“[*****]” means any compound that interferes with the binding of [*****] to the [*****].

“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the US.

“Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation) or the equivalent human clinical trial outside the US.

“Phase 3 Clinical Trials” means a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part 312.21(c) (or its successor regulation) or the equivalent human clinical trial outside the US.

“Product(s)” means any of the [*****], [*****], or [*****], and, from and after an exercise of the Exclusive Option, any Molecule Class which was the subject of such Exclusive Option exercise.

“Program Carriers” subject to Carriers listed on the Excluded Carriers List, means up to six Carriers for use with Product or Non-Product Molecule in accordance with this Agreement that are selected by Novo Nordisk, at its sole discretion, in writing during or before the Term of this Agreement from the Carriers made available by Emisphere. Program Carriers may be either Exclusive Program Carriers or Non-Exclusive Program Carriers. At the Effective Date, [*****] has been selected by Novo Nordisk as an Exclusive Program Carrier under this Agreement and [*****], [*****] and [*****] have been selected by Novo Nordisk as Non-Exclusive Program Carrier under this Agreement respectively as of the Effective Date. Not withstanding the foregoing, Novo Nordisk shall only be entitled to a total of [*****] unique Program Carriers as between this Agreement, the GLP-1 License Agreement and Insulin License Agreement where selection of the same Carrier as a Program Carrier under this Agreement, the GLP-1 Agreement and Insulin Agreement shall count as only a single unique Program Carrier as to the [*****] unique Program Carriers to which Novo Nordisk is entitled.

“[*****]” means any compound that binds in vitro to the [*****] and activates the receptor [*****].

“Recall” shall have the meaning provided in Section 5.5.

“Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of a Regulatory Authority that is necessary for the manufacture, use, storage, import, transport and/or sale of an Exclusive Licensed Product or Non-Exclusive Licensed Product in such jurisdiction.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use or sale of a Licensed Product or the designation of an Exclusive Licensed Product or Non-Exclusive Licensed Product as an orphan drug (or equivalent designation).

“Section 3.4 (a) Patent” shall have the meaning provided in Section 8.2 (d) (Patent Term Extension).

“Selection Date” means any date during the Term on which Novo Nordisk notifies Emisphere in writing of its selection of a Carrier as a Program Carrier.

“[*****]” means the Carrier whose structure is shown in Exhibit B.

“Term” shall have the meaning provided in Section 12.1.

“Territory” means the world.

“Third Party” means any party other than the Parties and their Affiliates.

1.2 Interpretation

In this Agreement headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:

(a) if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(b) a reference to a Party, Section, schedule, attachment or Exhibit is a reference to a Party, Section, schedule, attachment or Exhibit to this Agreement;

(c) a Section, schedule, attachment or Exhibit to this Agreement forms a part of this Agreement, but if there is inconsistency between this Agreement and any schedule, attachment or Exhibit to it, this Agreement shall prevail unless the Parties have agreed otherwise in writing;

(d) a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(e) a reference to a statute includes its delegated legislation, and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, reenactments and replacements;

(f) a reference to “includes” in any form is not a word of limitation;

(g) a reference to a Party shall not or a Party does not have a right to do an act, or prohibition of a Party from doing an act, means the Party and its Affiliates shall not and have no right to do so, and are prohibited from doing so, directly or indirectly, by or with sublicencees, subcontractors or in collaboration;

(h) unless otherwise specifically stated, all provisions are assumed to be applicable during and throughout the Term of this Agreement;

(i) the captions and headings of clauses contained in this Agreement preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction;

(j) references to days shall mean calendar days, unless otherwise specified;

(k) ambiguities and uncertainties, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist; and

(l) this Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

2. Grant of Rights and Selection of Program Carriers; Grant of Exclusive Option and Non-Exclusive Option

2.1 Grant of Rights and Exclusivity for Formulations Containing Product and Carriers; Grant of Research License

(a) Emisphere grants Novo Nordisk and its Affiliates a worldwide, royalty-bearing exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense under the Licensed Patents and Licensed Know-How, to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Exclusive Licensed Product(s) in the Territory during the Term;

(b) Emisphere grants Novo Nordisk and its Affiliates a worldwide, royalty-bearing non-exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense under the Licensed Patents and Licensed Know-How, to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Non-Exclusive Licensed Product(s) in the Territory during the Term;

(c) Emisphere grants Novo Nordisk and its Affiliates a worldwide royalty free non-exclusive license, with the right for Novo Nordisk and its Affiliates to sublicense, under the Licensed Patents and Licensed Know-How, solely to the extent reasonably necessary to conduct research with respect to Program Carriers solely for the purpose of determining whether to exercise the Exclusive Option or the Non-Exclusive Option in respect of a Molecule Class or a Molecule, respectively; provided that the non-exclusive license under this Section 2.1(c) shall terminate immediately with respect to any Molecule or Molecule Class if Emisphere shall have granted a license to a Third Party on an exclusive basis on terms which would preclude the grant of non-exclusive rights under the Emisphere Intellectual Property in respect of such Molecule or Molecule Class to Novo Nordisk pursuant to this Section 2.1(c).

(d) If Emisphere has rights to Intellectual Property Controlled by a Third Party, for example under an option or a right of first refusal granted to Emisphere by such Third Party, and if such Intellectual Property is necessary or useful for Novo Nordisk to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Exclusive Licensed Product(s), then Emisphere shall, to the extent permitted under the terms of the agreement with such Third Party, obtain a license to such Intellectual Property, with a right to sublicense to Novo Nordisk, in order to ensure that it is included in the Licensed Patents and/or Licensed Know-How;

(e) Emisphere shall not grant a license to a Third Party under Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale and/or otherwise transfer a formulation(s) of a Product (but in respect of a Molecule Class which becomes a Product as a result of an exercise of the Exclusive Option, only from and after such exercise) with any Carrier nor shall Emisphere itself research, develop, make, have made, use, import, export, sell, offer for sale and/or otherwise transfer a formulation(s) of a Product with any Carrier other than to fulfill its obligations under this Agreement;

(f) Novo Nordisk shall at all times retain the unrestricted right to develop or commercialize any formulation of Product or Non-Product Molecule whether alone or with any agent that is not a Carrier.

(g) No right or license under any Intellectual Property is granted or shall be granted by implication under this Agreement. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.2 Option Grants.

(a) Emisphere hereby grants to Novo Nordisk the Exclusive Option and the Non-Exclusive Option, in each case as defined and subject to the terms and conditions set forth below. Subject to Section 2.2(b), Novo Nordisk may exercise each such option from time to time during the term of this Agreement by providing written notice to Emisphere of such exercise (which notice will specify the option being exercised and the subject Molecule Class or Molecule, as the case may be) and making the payments required by Section 3.5 applicable to such exercise. Any such option shall be deemed exercised upon the furnishing of such notice and the making of the required payments, unless Emisphere has provided notice to Novo Nordisk within 10 days of receipt of Novo Nordisk’s notice of exercise that such option may not be exercised in accordance with the terms and conditions set forth below. The terms of the Exclusive Option and Non-Exclusive Option are as follows:

(i) “Exclusive Option” shall mean the option to include a specific Molecule Class within Exclusive Licensed Products. From and after the exercise of the Exclusive Option with respect to a specific Molecule Class, all of the terms and conditions of this Agreement which apply to Exclusive Licensed Products shall apply with respect to such Molecule Class, including, without limitation, the diligence obligations of Sections 4.5 and 5.3, the obligations to make payments with respect to D&C Events for Exclusive Licensed Products provided by Section 3.2 and the obligations to pay royalties pursuant to Section 3.4. For the avoidance of doubt, from and after the exercise of the Exclusive Option, the provisions of Section 2.1(e) shall apply with respect to the Product which was the subject of such exercise.

(ii) “Non-Exclusive Option” shall mean the option to include a specific Molecule within Non-Exclusive Licensed Products. From and after the exercise of the Non-Exclusive Option with respect to a Molecule, all of the terms and conditions of this Agreement which apply to Non-Exclusive Licensed Products shall apply with respect to such Molecule, including, without limitation, the obligations to make payments with respect to D&C Events for Non-Exclusive Licensed Products provided by Section 3.2 and the obligation to pay royalties pursuant to section 3.4.

(iii) Novo Nordisk may elect to convert a Non-Exclusive Option to an Exclusive Option during the term of this Agreement by providing written notice to Emisphere (which notice will specify the Non-Exclusive Option being converted) and making additional payments as required by Section 3.5(c) applicable to an Exclusive Option. Any such Non-Exclusive Option shall be deemed converted upon the furnishing of such written notice and the making of the required payment(s) as set forth in 3.5(c), unless Emisphere has provided written notice to Novo Nordisk within 10 days of receipt of Novo Nordisk’s written notice of conversion that such Non-Exclusive Option may not be converted in accordance with the terms and conditions set forth in this Section 2.2(b) below.

(iv) For the avoidance of doubt, prior to the exercise of an Exclusive Option or Non-Exclusive Option with respect to a Molecule, Emisphere shall retain the right to develop or commercialize any Molecule which is not a Product, GLP-1 Receptor or an Insulin with any Carrier and to license Emisphere Intellectual Property with respect thereto to a Third Party on an exclusive (except for [*****]) or non-exclusive basis, as the case may be. Following the exercise of a Non-Exclusive Option as to a Molecule but prior to the conversion of such Non-Exclusive Option to an Exclusive Option with respect to such Molecule in accordance with Section 2.2(a)(iii), Emisphere shall retain such rights of development and commercialization and the right to grant such licenses to Third Parties, in each case on a non-exclusive basis.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Novo Nordisk shall not be entitled to exercise the Exclusive Option or convert a Non-Exclusive Option to an Exclusive Option with respect to a Molecule Class to the extent that, as of the date of the provision of notice of such exercise by Novo Nordisk, (a) Emisphere shall have granted a license to a Third Party under the Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale or otherwise transfer an API within such Molecule Class with any Carrier, (b) Emisphere shall have signed a non-binding letter of intent or term sheet, or similar documentation, and continue to be engaged in good faith negotiations with a Third Party for the grant to such Third Party of a license under the Emisphere Intellectual Property to research, develop, make, have made, use, import, export, sell, offer for sale or otherwise transfer an API within such Molecule Class with any Carrier, or (c) Emisphere shall itself be engaged in active development (as demonstrated by its books and records) of an API within such Molecule Class with a Carrier and (ii) Novo Nordisk shall not be entitled to exercise the Non-Exclusive License with respect to a Molecule to the extent that, as of the date of the provision of written notice of such exercise by Novo Nordisk, (a) Emisphere shall have granted any such license to a Third Party on an exclusive basis on terms which would preclude the grant of non-exclusive rights under the Emisphere Intellectual Property in respect of such Molecule to Novo Nordisk, or (b) Emisphere shall have signed a non-binding letter of intent or term sheet, or similar documentation, and continue to be engaged in good faith negotiations with a Third Party for the grant to such Third Party of a license on an exclusive basis on terms which would preclude the grant of non-exclusive rights under the Emisphere Intellectual Property in respect of such Molecule to Novo Nordisk.

(c) The Parties acknowledge that one of the objectives of the collaboration contemplated by this Agreement is to maximize the efficiency and scope of the research, pharmaceutical development and commercialization activities with respect to the Emisphere Intellectual Property in the Non-Exclusive Field, including, without limitation, the ability of each party to make timely research, development, licensing and sublicensing decisions and resource allocation determinations. Accordingly, Novo Nordisk shall notify Emisphere before initiating research on any Molecule Controlled by Novo Nordisk and which may be the subject of an Exclusive or Non-Exclusive Option, and Emisphere shall then notify Novo Nordisk if such Molecule is covered by a Third Party license. Further, until Novo Nordisk makes a pre-payment of the Development Lead Selection D&C Event, Emisphere shall, in its sole discretion, keep Novo Nordisk reasonably informed of other licensing activities potentially having an impact on Novo Nordisk’s ability to obtain non-exclusivity or exclusivity to any Molecule that Novo Nordisk has notified Emisphere of. Emisphere shall notify Novo Nordisk once it has granted a license to a Third Party with respect to a Molecule or Molecule Class to which Emisphere has previously granted rights to Novo Nordisk pursuant to Section 2.1(c). Any information shared pursuant to this Section shall remain subject to the provisions of Section 11 hereof and neither Party shall be obligated to disclose information to the extent such disclosure (1) violates or could reasonably be expected to violate any obligation in favor of any Third Party, (2) triggers or could reasonably be expected to trigger any rights by any Third Party, (3) results or could reasonably be expected to result in a violation of any applicable law, regulation or order of any governmental body or authority or (4) triggers or could reasonably be expected to trigger any obligation by such Party to publicly disclose any non-public information. In addition, the provisions of this Section shall not be construed as the grant of any rights of first negotiation, refusal or other “matching” rights or of other rights reserved by a Party elsewhere herein.

2.3 Program Carriers.

(a) If Novo Nordisk desires to select a Carrier as a Non-Exclusive Program Carrier, then Novo Nordisk shall notify Emisphere of such desire in writing, specifically identifying the selected Carrier. In the event of such notification, Emisphere shall respond within fourteen (14) days of receipt of such notice as to whether such Carrier (i) is the subject of an exclusive license granted by Emisphere to a Third Party, or (ii) is on the Excluded Carrier List. If none of the conditions set forth in (i) or (ii) are met, the selected Carrier shall become a Non-Exclusive Program Carrier.

(b) Within thirty (30) days of the Selection Date, Novo Nordisk will have the right to provide Emisphere with a written due diligence request (hereafter “Due Diligence Request”) for the Program Carrier identified on the Selection Date. If such Due Diligence Request is provided by Novo Nordisk to Emisphere, Emisphere will provide a written response to such Due Diligence Request to Novo Nordisk no later than sixty (60) days from receipt of such Due Diligence Request. Within sixty (60) days of receipt of Emisphere’s response, and no later than one hundred fifty (150) days from the Selection Date, Novo Nordisk may, at its sole discretion, inform Emisphere in writing that Novo Nordisk wishes to deselect (“Deselection Notice”) the Program Carrier identified on the Selection Date and such deselected Program Carrier shall from the date of receipt of the Deselection Notice forward not be a Program Carrier nor count as one of the six Program Carriers permitted under this Agreement.

(c) Except as otherwise expressly agreed and subject to the terms and conditions of this Agreement, Emisphere retains the right itself under the Emisphere Intellectual Property, with the right to license Third Parties, to research, develop, make, have made, use, import, export, sell, offer to sell and otherwise transfer products in the Territory other than formulation(s) of a Product, GLP-1 Receptor or an Insulin with any Carrier.

3. Fees and Payments

3.1 Novo Nordisk shall pay to Emisphere a non-refundable, non-creditable license fee of Five Million Dollars (US$5,000,000) within ten (10) days after the Effective Date. Notwithstanding any other provision of this Agreement to the contrary, it shall be a condition to the effectiveness of this Agreement, including the licenses granted to Novo Nordisk hereunder, that Novo Nordisk timely make such payment to Emisphere. For the avoidance of doubt, such payment is in addition to and not in lieu of, the payment referred to in the Recitals to this Agreement related to Amendment No. 3 to the GLP-1 Agreement, the making of which payment by Novo Nordisk is also a condition to the effectiveness of this Agreement.

3.2 (a) Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each Development and Commercialization Event (“D&C Event”) set forth below with respect to an Exclusive Licensed Product for each Molecule Class within forty-five (45) days after such occurrence. Within forty-five (45) days of the first occurrence of each of the events set forth below with respect to an Exclusive Licensed Product for each Molecule Class, Novo Nordisk shall make the following non-refundable, non-creditable payments to Emisphere, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

D&C Event of an Exclusive Licensed Product(s)	US$ Payment
Development Lead Selection	$	[*****	]
First Patient Dosing in Phase 1 Clinical Trial with an Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 2 Clinical Trial with an Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 3 Clinical Trial with an Exclusive Licensed Product	$	[*****	]
Filing with the FDA with respect to an Exclusive Licensed Product	$	[*****	]
FDA approval of an Exclusive Licensed Product	$	[*****	]
EMA approval of an Exclusive Licensed Product	$	[*****	]
Total		$30,000,000

(b) Further, Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each D&C Event set forth below with respect to a Non-Exclusive Licensed Product for each Molecule Class within forty-five (45) days after such occurrence. Within forty-five (45) days of the first occurrence of each of the events set forth below with respect to a Non-Exclusive Licensed Product for each Molecule Class, Novo Nordisk shall make the following non-refundable, non-creditable payments to Emisphere, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

D&C Event of a Non-Exclusive Licensed Product	US$ Payment
Development Lead Selection	$	[*****	]
First Patient Dosing in Phase 1 Clinical Trial with a Non-Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 2 Clinical Trial with a Non-Exclusive Licensed Product	$	[*****	]
First Patient Dosing in Phase 3 Clinical Trial with a Non-Exclusive Licensed Product	$	[*****	]
Filing with the FDA with respect to a Non-Exclusive Licensed Product	$	[*****	]
FDA approval of a Non-Exclusive Licensed Product	$	[*****	]
EMA approval of a Non-Exclusive Licensed Product	$	[*****	]
Total		$20,000,000

Each of the payments set forth above in this Section 3.2 shall be payable only once per Molecule Class regardless of (i) the number of Indications for which each Exclusive Licensed Product or Non-Exclusive Licensed Product is developed or approved, and (ii) the number of Exclusive Licensed Products or Non-Exclusive Licensed Products being developed within a single Molecule Class. For the avoidance of doubt, such payments will be paid once for each new Molecule Class represented by an Exclusive Licensed Product or Non-Exclusive Licensed Product. All payments made to Emisphere pursuant to this Section 3.2 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Emisphere under this Agreement.

For the avoidance of doubt, Novo Nordisk shall not be required to make the payment under this Section 3.2 regarding Non-Exclusive Licensed Product if an equivalent payment for the same Molecule Class has already been made in the GLP-1 License Agreement or the Insulin License Agreement.

3.3 Novo Nordisk shall provide Emisphere with written notice of the first occurrence of each of the events set forth below with respect to an Exclusive Licensed Product for each Molecule Class within forty-five (45) days after such occurrence. Within forty-five (45) days of the first occurrence of each of the events set forth below with respect to an Exclusive Licensed Product for each Molecule Class, Novo Nordisk shall pay to Emisphere the applicable payment set forth below, whether such milestone is achieved by Novo Nordisk, its Affiliate or any of their respective sublicensees:

Annual Net Sales Event of an Exclusive Licensed Product(s)	US$ Payment
Sales > $[*****]	$	[*****	]
Sales > $[*****]	$	[*****	]
Sales > $[*****]	$	[*****	]
Total		$32,500,000

The payments set forth above in this Section 3.3 shall be triggered by the achievement of the specified Net Sales for a given Calendar Year for a single Exclusive Licensed Product and shall be payable only once despite potential repeated achievement of the specified sales by a single Exclusive Licensed Product or by different Exclusive Licensed Products within the same Molecule Class. All payments made to Emisphere pursuant to this Section 3.3 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Emisphere under this Agreement.

Accordingly, the aggregate total payment for Net Sales Events related to Exclusive Licensed Products as of the Effective Date to which Emisphere may be entitled pursuant to above is USD 97,500,000 (i.e. each exclusive Molecule Class can maximum trigger USD 32,500,000).

3.4 Royalties.

(a) For each Exclusive Licensed Product or Non-Exclusive Licensed Product Covered by an Issued Patent Claim of Licensed Patents in a country, Novo Nordisk shall pay to Emisphere a royalty of [*****] percent ([*****]%) on the Net Sales of each Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country, where the total Net Sales are calculated on an Exclusive Licensed Product by Exclusive Licensed Product or Non-Exclusive Licensed Product by Non-Exclusive Licensed Product basis.

Notwithstanding the foregoing paragraph, for each Exclusive Licensed Product or Non-Exclusive Licensed Product Covered by an Issued Patent Claim of (i) Formulation Intellectual Property or (ii) a Licensed Patent where the sole inventors on the Licensed Patent are Novo Nordisk employees in a country, Novo Nordisk shall pay to Emisphere a royalty of [*****] percent ([*****]%) on the Net Sales of each Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country, where the total Net Sales are calculated on an Exclusive Licensed Product by Exclusive Licensed Product or Non-Exclusive Licensed Product by Non-Exclusive Licensed Product basis.

(b) For each Exclusive Licensed Product(s) or Non-Exclusive Licensed Product not Covered by an Issued Patent Claim of Licensed Patents or of Formulation Intellectual Property in a country, in consideration for Novo Nordisk’s use of the Licensed Know-How, Novo Nordisk shall pay Emisphere Know-How royalties of [*****] percent ([*****]%) on Net Sales of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country for a period of ten years from the First Commercial Sale in such country of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

(c) In the event Novo Nordisk is required to obtain one or more licenses under Intellectual Property Controlled by a Third Party that cover the right to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, in each case solely to the extent required to practice the Licensed Patents or Licensed Know-How and not related to other aspects of Exclusive Licensed Products or Non-Exclusive Licensed Products, up to [*****]% of royalties otherwise payable by Novo Nordisk to Emisphere hereunder may be credited with the amount of milestones and/or fees or royalties which Novo Nordisk actually pays to such Third Party. In the event Novo Nordisk is required to obtain a license as in the preceding sentence and the Intellectual Property Controlled by the Third Party that is the subject of such license is Intellectual Property that has arisen from work conducted pursuant to a development and license agreement between that Third Party and Emisphere, then (i) up to [*****]% of royalties otherwise payable by Novo Nordisk to Emisphere hereunder may be credited with the amount of milestones and/or fees or royalties which Novo Nordisk actually pays to such Third Party and (ii) Emisphere shall use Commercially Reasonable Efforts to assist Novo Nordisk in obtaining a license from such Third Party.

(d) Notwithstanding anything to the contrary, in no event will the royalty payments listed in Sections 3.4(a) and 3.4(b) be reduced by more than [*****]%.

(e) Royalty payments shall be calculated and reported for each calendar quarter. All royalty payments due to Emisphere under this Agreement shall be paid within forty-five (45) calendar days of the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Exclusive Licensed Products or Non-Exclusive Licensed Product by Novo Nordisk, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, the Net Sales of such Exclusive Licensed Products or Non-Exclusive Licensed Product in the Territory and country by country, and the royalty payable. Novo Nordisk shall keep, and shall cause its Affiliates and their respective sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Exclusive Licensed Products or Non-Exclusive Licensed Product in sufficient detail to permit Emisphere to confirm the accuracy of all payments due hereunder as set forth in Section 7.6.

3.5 Option Fees. Within 30 days of each exercise by Novo Nordisk of the Exclusive Option, the Non-Exclusive Option or the conversion of any Non-Exclusive Option to an Exclusive Option (i.e., 20 days after expiration of the potential Emisphere notice under Section 2.2(a)), Novo Nordisk shall pay the following non-refundable fees to Emisphere:

(a) In connection with an exercise of the Exclusive Option, Novo Nordisk shall pay Emisphere the non-refundable sum of (i) US $[*****] plus (ii) US $[*****] (which amount shall be a pre-payment and credited to the D&C Event payment for

Development Lead Selection in respect of the subject Molecule Class). For the avoidance of doubt, such option fee shall be payable for each Molecule Class exercise of the Exclusive Option.

(b) In connection with an exercise of the Non-Exclusive Option, Novo Nordisk shall pre-pay Emisphere the non-refundable sum of 50% of the Development Lead Selection payment applicable to the subject Molecule (i.e., US $[*****]), with the balance of such Development Lead Selection payment being due and payable (i.e., US $[*****]) upon the completion of development lead selection for a specific Molecule; provided that the full amount of the Development Lead Selection payment for [*****] shall become due and payable in one lump sum upon the completion of development lead selection for [*****]. For the avoidance of doubt, such option fee shall be payable upon each Molecule Class exercise of the Non-Exclusive Option.

(c) Upon the conversion of a Non-Exclusive Option to an Exclusive Option pursuant to Section 2.2(a)(iii), including for [*****], Novo Nordisk shall pay Emisphere (i) the amount that would have been payable pursuant to Section 3.5(a) had such Non-Exclusive Option originally been exercised as an Exclusive Option less the amount actually paid in connection with the exercise of such Non-Exclusive Option pursuant to Section 3.5(b), (ii) any D&C Event fees that would have been payable prior to such conversion pursuant to Section 3.2(a) had such Non-Exclusive Option originally been exercised as an Exclusive Option, less the amount actually paid in respect of such D&C Event pursuant to Section 3.2(b) and (iii) all D&C Event fees as and when achieved as specified in Section 3.2(a). As an example, if Novo Nordisk has paid the non-exclusive Development Lead Selection D&C Event milestone for a Non-Exclusive Licensed Product containing a FGF-17 Molecule (i.e., US $[*****]) and the First Patient Dosing in Phase 1 Clinical Trial with a Non-Exclusive Licensed Product D&C Event milestone (i.e., US $[*****]), then if Novo Nordisk converts this Product to an Exclusive Licensed Product, Novo Nordisk shall pay US $[*****] (i.e., the amount payable pursuant to Section 3.5(a)(i) in connection with the exercise of the Exclusive Option) plus US $[*****] (i.e., the difference between the D&C Event fees payable pursuant to Section 3.2(a) and the D&C Event fees actually paid pursuant to Section 3.2(b)). Upon making this payment, the Development Lead Selection D&C Event milestone and the First Patient Dosing in Phase 1 Clinical Trial with an Exclusive Licensed Product D&C Event milestone shall be considered fully paid for this Molecule Class.

3.6 Emisphere Change of Control to a Novo Nordisk Technological Competitor. Upon any occurrence of an Emisphere Change of Control to a Novo Nordisk Technological Competitor, Novo Nordisk (i) reporting obligations to Emisphere under this Agreement and (ii) information obligations to Emisphere under this Agreement set out in Sections 4.7 (b), (d) and (e) as well as Section 8.1, shall be limited to reporting of Net Sales and the achievement of D&C Events and calculation of royalties as per above Sections 3.2, 3.3 and 3.4.

3.7 General Provisions Applicable to Payments. Emisphere shall be responsible for and shall bear any taxes levied upon payments received by Emisphere and Emisphere hereby authorizes Novo Nordisk to withhold such taxes from the payments which are payable to Emisphere in accordance with this Agreement if Novo Nordisk is either required to do so under applicable law or directed to do so by a governmental authority. Upon Emisphere’s written request, Novo Nordisk shall, with respect to the laws of Denmark, reasonably support Emisphere in its legal efforts to minimize any such withholding taxes and provide Emisphere with information about and necessary for any documentation needed to reduce withholding to a legal minimum.

3.8 Wire Transfer. All payments to be made by Novo Nordisk to Emisphere under this Agreement shall be made by wire transfer from Novo Nordisk to the following account of Emisphere or such other account as Emisphere may from time to time specify by written notice:

PNC Bank

ABA #031207607

Account number:

3.9 Loss of Exclusivity of Novo Nordisk’s License Rights under Section 2. If, during the Term, either Party becomes aware that a Third Party owns or has a license to intellectual property rights that negate the exclusivity and/or scope of the rights licensed to Novo Nordisk under Section 2, and the Parties, despite their use of commercially reasonable efforts, are unable to secure a license to such Third Party Intellectual Property as contemplated and governed by Section 3.4(c), then (a) such Party will promptly notify the other Party and (b) all future payments by Novo Nordisk under Sections 3.2, 3.3 and 3.4 shall be reduced by [*****] percent ([*****]%).

4. Product Development

4.1 Novo Nordisk shall, at its own cost and discretion, develop and obtain Regulatory Approval for the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

4.2

(a) The Parties shall jointly select the Program Carriers for use in Exclusive Licensed Product or Non-Exclusive Licensed Product which are to be provided to, and screened by, Novo Nordisk. Emisphere shall use Commercially Reasonable Efforts to provide documentation specified by Novo Nordisk concerning the Program Carriers. The Parties agree that the Know-How related to the Program Carriers provided to Novo Nordisk, including structures of such Program Carriers and their availability as Exclusive Program Carriers at the time, must be disclosed by Emisphere to Novo Nordisk at the time of transfer of the Carriers. Any Know-How related to Program Carriers provided to Novo Nordisk prior to the Effective Date shall be transferred to Novo Nordisk promptly following execution of the Agreement, if any such Know-How has not already been provided. For avoidance of doubt, once a specific Carrier has been jointly selected as a Program Carrier, Emisphere may not enter such Carrier on the Excluded Carrier List.

(b) Upon selection by Novo Nordisk of a Carrier to be a Program Carrier, Know-How related to such Program Carrier provided under Section 4.2(a) shall become Licensed Know-How as of the Selection Date. Emisphere shall continue to provide Licensed Know-How to Program Carriers to Novo Nordisk throughout the Term.

(c) If requested by Novo Nordisk, representatives of Emisphere shall participate, at Novo Nordisk’s cost, in a technology transfer session(s) of commercially reasonable scope and length to be held in Denmark or in the US as decided by Novo Nordisk at its sole discretion.

4.3 Novo Nordisk shall be solely responsible for the development, development plan(s), and commercialization for the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product and for all of the costs of the development and commercialization of the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Novo Nordisk shall own all clinical data and other results, without limitation, arising out of the work under this Agreement. Novo Nordisk shall not, directly or indirectly, attempt to chemically modify, or create derivative materials from any Program Carriers.

4.4 Novo Nordisk shall compensate Emisphere for its out of pocket costs, including costs for personnel at an hourly rate of $[*****] USD for any development or commercialization activities including technical support, manufacturing support, regulatory support, and support of scale-up/supply activities undertaken by Emisphere at Novo Nordisk’s written request, subject to annual revision to reflect inflation. Novo Nordisk shall be notified in writing in advance of such revision of the hourly rate. Emisphere shall use Commercially Reasonable Efforts to perform any development or commercialization activity undertaken by Emisphere.

4.5 Novo Nordisk shall use Commercially Reasonable Efforts to develop Exclusive Licensed Product(s) , and Active Efforts to develop Non-Exclusive Licensed Product(s) in each Molecule Class, for one Indication in the Territory as decided by Novo Nordisk at its sole discretion and shall comply with all governmental laws and regulations applicable in any such jurisdiction in the development of and obtaining Regulatory Approval for Licensed Product(s) in the jurisdiction.

4.6 Novo Nordisk may, at its sole discretion, develop more than one Exclusive Licensed Product(s) or Non-Exclusive Licensed Product per Molecule Class and/or Indications for any Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

4.7	Novo Nordisk shall provide Emisphere with

(a) A written annual report within one month after Novo Nordisk’s annual project review, such report to be limited to the Novo Nordisk management approved development plans for all Exclusive Licensed Product(s) and Non-Exclusive Licensed Products, including significant progress toward achievement of each of the D&C Events and future projected time lines for each of the D&C Events;

(b) A written notice 30 days prior to any upcoming D&C Events; and

(c) A written notice 30 days after the first occurrence of any D&C Events as specified in Section 3.2.

In addition,

(d) Novo Nordisk shall inform Emisphere with no undue delay in the event a D&C Event for an Exclusive Licensed Product or Non-Exclusive Licensed Products is postponed by at least one quarter as compared to the most recent annual report; and

(e) Novo Nordisk shall provide to Emisphere within thirty (30) days any information reasonably requested by Emisphere on an ad hoc basis on the progress of the development of all Exclusive Licensed Product(s) and Non-Exclusive Licensed Products.

4.8 Novo Nordisk shall be solely responsible for all regulatory and filing activities and shall solely own all regulatory documents and registrations including all clinical trial applications and marketing applications filed with any regulatory agency in any jurisdiction. Novo Nordisk shall inform Emisphere of scheduled meetings, teleconferences and other interactions with regulators to the extent regulators allow them but Emisphere shall not be allowed to participate in any of the aforementioned. Novo Nordisk shall also provide copies of any subsection of any regulatory submission which is related to Program Carriers to Emisphere in a timely fashion. Comments furnished by Emisphere to Novo Nordisk in respect of the foregoing shall be considered in good faith to the extent the comments relate to Program Carriers. Upon the reasonable request of Novo Nordisk, Emisphere shall promptly, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for any Novo Nordisk submission to a Regulatory Authority including but not limited to activities to support timely fulfillment of post-approval and/or post-marketing requirements. Upon the reasonable request of Emisphere, Novo Nordisk shall promptly, at Emisphere’s costs, provide Emisphere with information and reasonable assistance for any submission to a Regulatory Authority regarding or relating to a Non-Exclusive Program Carrier. Each Party shall promptly inform the other Party of any material change in information provided under this Section 4.8.

5. Commercialization of Exclusive Licensed Product or Non-Exclusive Licensed Product

5.1 Novo Nordisk shall direct, at its own cost and discretion, the marketing and sales activities world-wide.

5.2 Sales shall be booked by Novo Nordisk.

5.3 Novo Nordisk shall use Commercially Reasonable Efforts to market and sell Exclusive Licensed Product(s) in the Territory as decided by Novo Nordisk at its sole discretion and shall comply with applicable governmental laws and regulations applicable in any such jurisdiction for in marketing and selling of Exclusive Licensed Product(s) in that jurisdiction. Upon the reasonable request of Novo Nordisk, Emisphere shall promptly, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for Novo Nordisk to comply with any regulations applicable to Exclusive Licensed Product(s), including without limitation Novo Nordisk’s meeting its reporting and other obligations to maintain and update any Marketing Approval for Exclusive Licensed Product(s). Emisphere shall promptly inform Novo Nordisk of any change in information provided by Emisphere under this Section 5.3. For the avoidance of doubt, Novo Nordisk shall not have any diligence obligations in regards to Non-Exclusive Licensed Products.

5.4 Each Party shall provide the other Party with notice, within one (1) business day after notification or other information (directly or indirectly) that it receives from any Regulatory Authority, and/or for Emisphere from a Third Party, (and providing, as soon as reasonably possible, copies of any associated written requests) that (a) raises any material concerns regarding the safety or efficacy of a Program Carrier or an Exclusive Licensed Products or Non-Exclusive Licensed Product), (b) indicates or suggests a Third Party claim arising in connection with a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product or (c) is reasonably likely to lead to a Recall (as defined in Section 5.5) of a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Information that shall be disclosed (to the extent it relates to the subject matter of section (a) through (c), inclusive) pursuant to this Section 5.4 shall include without limitation:

(a) inspections by a Regulatory Authority of manufacturing, distribution or other related facilities concerning a Program Carrier or an Exclusive Licensed Products(s) or Non-Exclusive Licensed Product;

(b) inquiries by a Regulatory Authority concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties) with respect to a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product;

(c) any material communication (in any form, including written, oral or electronic form) from a Regulatory Authority involving the manufacture or commercialization of a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 5.4;

(d) an initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product; and

(e) any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) that would affect a Program Carrier or an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

5.5 Novo Nordisk shall make all decisions, at its sole discretion, with respect to any recall, market withdrawals or any other corrective action related to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product being marketed or sold by Novo Nordisk or its Affiliates or sublicensee (collectively, “Recalls”) for safety reasons or as may be mandated by a Regulatory Authority or voluntarily decided by Novo Nordisk, and Novo Nordisk shall have the responsibility for conducting such Recalls at its costs. Novo Nordisk shall notify Emisphere of (a) any voluntary decision by Novo Nordisk to conduct any Recall and the reasons therefor or (b) any Recall mandated by a Regulatory Authority. Emisphere shall promptly notify Novo Nordisk of any recommendation by Emisphere to conduct a Recall for any reason, for consideration by Novo Nordisk and at Novo Nordisk’s sole discretion.

Novo Nordisk shall hold and control the global pharmacovigilance database in relation to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, including without limitation, at its sole discretion, the database format. For Non-Exclusive Program Carriers, the Parties shall exchange the annual safety report/periodic safety report prepared by each Party on such Non-Exclusive Program Carrier and shall notify each other promptly of any material concerns regarding the safety of such Non-Exclusive Program Carrier. For the avoidance of doubt Novo Nordisk shall not be obligated to provide Emisphere with safety information which in Novo Nordisk’s good faith evaluation is solely attributable to the Product in case of an Exclusive Licensed Product or the active Molecule in case of a Non-Exclusive Licensed Product. In the event that Emisphere deems it needs to disclose any such safety information as described in the preceding sentence to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

5.6 Novo Nordisk shall be responsible for handling all customer complaints in relation to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product marketed or sold by Novo Nordisk, its Affiliates or sublicensee. Upon Novo Nordisk’s reasonable request, Emisphere agrees to promptly provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to address such customer complaints appropriately. If requested by Emisphere for regulatory purposes or to meet obligations to Third Party licensee of a Non-Exclusive Program Carrier, Novo Nordisk will, at Emisphere’s costs, provide Emisphere with copies of severe (in Novo Nordisk’s good faith evaluation) customer complaints, that (in Novo Nordisk’s good faith evaluation) relate or refer to an Exclusive Licensed Product or Non-Exclusive Licensed Product that contain a Non-Exclusive Program Carriers and annual summaries of such severe customer complaints relating or referring to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product that contain Non-Exclusive Program Carriers. In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

5.7 Novo Nordisk shall be responsible for handling all adverse drug experiences in relation to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product and for making all decisions related thereto. Upon Novo Nordisk’s reasonable request, Emisphere agrees to promptly provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to handle such adverse drug experiences appropriately. If requested by Emisphere for regulatory purposes or to meet obligations to Third Party licensee of a Non-exclusive Program Carrier, Novo Nordisk will, at Emisphere’s costs, promptly provide Emisphere with copies of adverse drug experiences that (in Novo Nordisk’s good faith evaluation) may relate or refer to Non-Exclusive Program Carriers and annual summaries of adverse drug experiences that (in Novo Nordisk’s good faith evaluation) relate or refer to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product that contain Non-Exclusive Program Carriers. In the event that any of the above information concerns a Non-Exclusive Program Carrier and Emisphere deems it needs to disclose any such information to a Third Party licensee of such Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement

6. Supply of Exclusive and Non-Exclusive Licensed Products and Program Carrier(s)

6.1 Novo Nordisk shall be responsible for product supply of Exclusive Licensed Product(s) and Non-Exclusive Licensed Product(s) in the Territory.

6.2 Except as set forth in Section 6.4, Novo Nordisk shall use Commercially Reasonable Efforts to manufacture and supply Exclusive Licensed Product(s) and shall comply with all governmental laws and regulations applicable in the relevant jurisdictions in manufacturing and supplying Exclusive Licensed Product(s). Novo Nordisk shall have the right to manufacture Program Carriers for use in Exclusive Licensed Product(s) and Non-Exclusive Licensed Product(s) itself and/or by Emisphere and/or to contract with one or more reputable Third Parties for the purpose of such manufacturing, wholly or in part. Should Novo Nordisk decide to use a Third Party(ies) to manufacture some or all of Program Carrier(s) and/or Exclusive Licensed Product(s) and/or Non-Exclusive Licensed Product(s), Novo Nordisk agrees to provide to such Third Party(ies) only that information related to Program Carriers necessary for such manufacturing activities and to enter into a written agreement with such Third Party(ies) under terms and conditions regarding use, handling and non-disclosure of such information related to Program Carriers that are at least as restrictive as under this Agreement.

6.3 As part of the Licensed Know-How transfer process set forth in Section 4.2, Emisphere shall transfer to Novo Nordisk the Licensed Know-How necessary for the manufacture of the Program Carriers and the Exclusive Licensed Product(s) and the Non-Exclusive Licensed Products, and Novo Nordisk shall reimburse Emisphere for its reasonable and documented out of pocket costs and its reasonable and documented costs for personnel associated with such transfer. The FTE rate agreed in Section 4.4 shall apply.

6.4 If requested by Novo Nordisk, the Parties shall within one (1) month of Novo Nordisk’s written request to Emisphere enter into negotiations in good faith of a Supply and Quality Agreement concerning supply by Emisphere of Program Carrier(s) to Novo Nordisk at a price [*****] (i.e., the FTE rate agreed in Section 4.4 does not apply in this case) and in an amount sufficient for Novo Nordisk to satisfy its responsibility for product supply of Exclusive Licensed Product(s) in the Territory. The Supply and Quality Agreement will concern supply by Emisphere of Program Carriers to Novo Nordisk to be used by Novo Nordisk in the continued toxicology studies and with an option for Novo Nordisk to have Emisphere supply Program Carriers for Novo Nordisk’s Phase 1 Clinical Trial. Novo Nordisk shall have the right to terminate the Supply and Quality Agreement without cause with a reasonable notice to be agreed upon.

7. Records and Audit Rights

7.1 Development and Manufacturing Records. To the extent applicable, each Party shall comply (and shall ensure that their Affiliates and in Novo Nordisk’s case, also its sublicensees,) with current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices as required by the Regulatory Authority in any relevant jurisdiction of the Territory and shall make (and shall ensure that their Affiliates’ make, and in Novo Nordisk’s case, also its sublicensees’ make) all facilities and records available for audit by any Regulatory Authority and by the other Party as set forth in this Agreement where work is performed by one Party at the request of the other Party.

7.2 Data Retention and Documentation. Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation and raw data in relation to the research, development, manufacturing and control of Program Carriers and Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. The Parties shall keep all original notebooks indefinitely and the Parties shall archive development documentation in accordance with their documentation control policies, which shall comply with all applicable laws. All original documentation related to manufacturing shall be kept for sixteen (16) years. Emisphere is to provide Novo Nordisk with copies of reasonably accessible documentation that it has with respect to research, development, manufacture and control of Program Carriers, except original lab notebooks, copies of which will be provided to Novo Nordisk; provided, however, that any original documentation relating to manufacture and control of Program Carriers that Emisphere does not provide to Novo Nordisk shall be archived for twenty (20) years, and provided that Emisphere must provide documentation to Novo Nordisk, which is relevant for the development report of the final product. In case Emisphere desires to discard the data and documentation relating to manufacture and control of Program Carriers or the original lab notebooks Emisphere shall notify Novo Nordisk of such decision and Novo Nordisk may assume responsibility for the archiving thereof at Novo Nordisk’s cost.

7.3 Quality Audits. With respect to work performed under Section 4.4 by Emisphere and Emisphere’s supply of Program Carriers under Section 6.4, Novo Nordisk shall have the right, at its own costs, once a year upon reasonable prior written notice to conduct during business hours quality assurance audits of the relevant parts of Emisphere quality management systems and of development, manufacturing, storage or shipping facilities, including computer systems such as those that capture, analyze or store study information or results, where work on the development, manufacture, storage or shipping of Program Carriers and/or Exclusive Licensed Product(s) or Non-Exclusive Licensed Product is conducted, as reasonably deemed necessary by Novo Nordisk in order to ensure that such facilities meet the standards of Novo Nordisk and any applicable Regulatory Authority, including cGCP, cGLP and cGMP. If a Quality Audit identifies any non-conformity, Emisphere must rectify such non-conformity within a time period mutually agreed by the Parties.

7.4 Regulatory Inspections. Upon reasonable advanced notice and during normal business hours, Emisphere shall allow any applicable Regulatory Authority to inspect Emisphere facilities and to conduct reviews of any original documents or reports or any facilities that are deemed by such Regulatory Authority to be related to a Program Carrier and/or Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. Emisphere shall reply promptly to the requests of such Regulatory Authority and will follow up promptly on actions required by such Regulatory Authority without Novo Nordisk incurring additional cost. Emisphere shall inform Novo Nordisk promptly in writing if any Regulatory Authority contacts Emisphere with respect to such matters. Emisphere shall in all cases provide to Novo Nordisk copies of all correspondence with such Regulatory Authority. Each Party shall provide assistance when reasonably requested by the other Party for inspections by a Regulatory Authority relating to Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. If a regulatory inspection is taking place at Novo Nordisk, Emisphere shall, upon Novo Nordisk’s request, provide Novo Nordisk with copies of original records kept by Emisphere required for such inspection within the time frame required for such inspections.

Novo Nordisk shall promptly inform Emisphere in writing if any Regulatory Authority contacts Novo Nordisk regarding, or conducts, a review or inspection relating to any Non-Exclusive Program Carrier and shall promptly provide Emisphere copies of correspondence with such Regulatory Authority that is related to such Non-Exclusive Program Carrier. Comments furnished by Emisphere to Novo Nordisk shall be considered in good faith to the extent the comments relate to Program Carriers. If for regulatory purposes or to meet obligations to Third Party licensee of a Non-Exclusive Program Carrier, Emisphere deems it needs to disclose any such information to a Third Party licensee of such Non-Exclusive Program Carrier, Emisphere shall ensure that such Third Party(ies) enter into a written agreement under terms and conditions regarding use, handling and non-disclosure of such information that are at least as restrictive as under this Agreement.

7.5 Business Books of Accounts and Records. Each Party shall keep complete, true and accurate books and records relating to this Agreement, and for Novo Nordisk, including Net Sales and royalties, for at least three (3) years following the calendar quarter to which the information relates.

7.6 Audit Rights Pertaining to Sales or Other Disposition of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product. During the Term and for three (3) years thereafter, Novo Nordisk shall keep (and cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Exclusive Licensed Products or Non-Exclusive Licensed Product in sufficient detail to permit Emisphere to confirm the accuracy of royalties and D&C Event payments due hereunder. During such time, Emisphere shall have the right to appoint from time to time up to two accountants from an independent well-reputable accounting firm (“Auditor”) acceptable to Novo Nordisk to audit the relevant Net Sales records of Novo Nordisk and its Affiliates (as applicable) to verify the accuracy of the relevant Net Sales report and royalties payable, by inspection of relevant books of accounts and records, subject to the following terms:

(a) Prior to inspecting any accounts and records, the Auditor must enter into a confidentiality agreement with Novo Nordisk.

(b) Novo Nordisk and its Affiliates shall make their books and records available for inspection by the Auditor solely to verify the accuracy of its Net Sales report and royalties payable.

(c) Emisphere shall give at least thirty (30) days prior notice to Novo Nordisk of when its Auditor shall visit Novo Nordisk and its Affiliates.

(d) Novo Nordisk and its Affiliates shall give access to the Auditor to the relevant books and records during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of Novo Nordisk’s standard rules and regulations and the Auditor will not be entitled to take copies of any such accounts and records.

(e) The Auditor shall prepare and deliver to each Party a report setting out its findings no later than thirty (30) days after the audit has been completed.

(f) Any report by an Auditor under this Section 7.6 shall be deemed Confidential Information of Novo Nordisk and Emisphere shall keep confidential, in accordance with Section 11, the report received from the Auditor and any other information received or learnt in connection with the audit.

(g) Emisphere’s audit right under this Section 7.6 may not be exercised more than once in a Calendar Year and once a particular Calendar Year is audited, it may not be reaudited.

(h) Emisphere shall bear the audit costs, except where the audit shows that Novo Nordisk has underpaid Emisphere by more than five percent (5%) of the total amount due for a Calendar Year, in which case Novo Nordisk shall pay for

Emisphere’s reasonable and documentable audit costs. Emisphere shall indemnify and hold Novo Nordisk harmless from any losses resulting from any negligence or any other act or omission on the part of the Auditor’s’ inspecting and auditing records and accounts under this Section 7.6.

(i) Where there has been an underpayment, Novo Nordisk shall pay to Emisphere the underpayment (together with reasonable and documentable audit costs if applicable) due within thirty (30) days of its receipt of the Auditor’s report. In the case of overpayment by Novo Nordisk, Novo Nordisk may, at its option, offset any future royalty payments payable to Emisphere by the amount of overpayment, or it may request reimbursement from Emisphere within thirty (30) days of its receipt of the Auditor’s report.

(j) Upon the expiration of thirty six (36) months following the end of any calendar quarter, the report or calculation of any sums payable under this Agreement by Novo Nordisk with respect to such calendar quarter will be binding and conclusive upon Emisphere, and Novo Nordisk will be released from any liability or accountability with respect to such report or calculation and any payments made thereto.

8. Intellectual Property

8.1 Each Party shall be responsible at its own costs, for taking all steps necessary to prosecute, maintain and enforce Intellectual Property Controlled by that Party, subject to the following:

(a) Prosecution of Licensed Patents.

(i) Emisphere shall, at least twice in each Calendar Year and at minimum intervals of five months, during the Term provide Novo Nordisk with a list of Licensed Patents providing relevant filing, priority, and status information (the “Semiannual Licensed Patent Report”), beginning on the date that is six (6) calendar months following the Effective Date.

(ii) Emisphere shall provide Novo Nordisk with timely notification regarding any information it discovers during the Term that may be reasonably considered to impact the validity, enforceability, or scope of term of any Licensed Patent.

(iii) Emisphere shall timely provide Novo Nordisk with copies of all correspondence from and to any Patent Authority or any Third Party, excluding correspondence from Emisphere’s outside counsels to Emisphere, regarding Licensed Patents.

(iv) If requested by Novo Nordisk, Emisphere shall provide Novo Nordisk with a copy of any proposed filing with any Patent Authority or any proposed written communication to a Third Party, excluding communications from Emisphere’s outside counsels in connection with proceedings before any Patent Authority in the Licensed Patents and shall permit to Novo Nordisk a reasonable opportunity (at least 10 calendar days) to review and comment on any proposed filing with respect to such Licensed Patents.

(v) Emisphere shall not make any disclaimer of term or subject matter of any Licensed Patents without Novo Nordisk’s prior written consent; provided, however, that Novo Nordisk shall not unreasonably withhold or delay such consent with respect to Emisphere filing a terminal disclaimer in the course of prosecuting a patent application in the United States that Emisphere deems reasonably necessary to advance such prosecution.

(vi) Emisphere shall not settle any inter partes proceedings before any Patent Authorities regarding Licensed Patents (including any opposition proceedings, interference proceedings, or any inter partes re-examination proceeding) without Novo Nordisk’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

(vii) Emisphere agrees that it shall not abandon or narrow the claims of any Licensed Patents so that they no longer cover Program Carriers, their use or manufacture, in any country unless it has received Novo Nordisk’s written consent to do so which consent shall not be unreasonably withheld, conditioned or delayed by Novo Nordisk or unless such Licensed Patents have been finally rejected and Novo Nordisk reasonably sees no prospect of overcoming such rejection at reasonable cost.

(viii) If Emisphere elects to discontinue prosecution or maintenance of any Licensed Patent, Emisphere shall so advise Novo Nordisk in writing at least sixty (60) calendar days in advance of such discontinuance. Novo Nordisk shall have the right, but not the obligation, to continue such prosecution or maintenance of the Licensed Patents. If Novo Nordisk elects to continue prosecution or maintenance of any Licensed Patent, then such Licensed Patent shall be solely owned by Novo Nordisk (and will be considered Novo Nordisk Intellectual Property) and Emisphere shall execute any documents and do such other acts as may be necessary to transfer ownership to Novo Nordisk and in connection with the prosecution or maintenance of any such Licensed Patent and provide Novo Nordisk with all other assistance necessary to facilitate filing, prosecution, or maintenance of such Licensed Patent.

(b) Enforcement of Intellectual Property.

(i) Each Party shall promptly report in writing to the other Party during the Term (a) any known or suspected infringement of, or unauthorized use of, or challenge to, any of the Emisphere Intellectual Property or Novo Nordisk

Intellectual Property, (b) any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Patent Rights within Emisphere Intellectual Property or Novo Nordisk Intellectual Property is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, offer for sale, or sale of a product by a Third Party or (c) any comparable notification, information or certification submitted pursuant to comparable provisions of the Biologics Price Competition and Innovation Act (“the Biosimilars Act” or (d) any claim by a Third Party that the development, manufacture or commercialization of any Exclusive Licensed Product or Non-Exclusive Licensed Product or the practice by either Party of the Emisphere Intellectual Property or Novo Nordisk Intellectual Property infringes or misappropriates the intellectual property rights of that Third Party and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. For any of the disclosure or notification obligations of the Parties under this Section, it is understood that all information disclosed under such obligations is covered by the provisions of Section 11, and further that neither Party shall be required, by such obligations, to disclose legally privileged information or information in respect of which such Party is subject to confidentiality or other contractual obligations to Third Parties unless required to do so by operation of law.

(ii) Emisphere shall have the first right but not obligation to enforce and/or defend the Licensed Patents or Licensed Know-How. Within thirty (30) days after receiving notice of an infringement or a lawsuit on the validity of a patent (or, in the case of a certification received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, the time at which legal action would become ripe under the comparable provisions of the Biosimilars Act or any similar laws provisions in a country in the Territory other than the United States, within twenty (20) days), Emisphere shall decide if it shall institute legal action to enforce and/or defend the Licensed Patents or Licensed Know-How and shall notify Novo Nordisk of its decision. If Emisphere fails to institute legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How within the aforementioned 30 or 20 day period as appropriate, then Novo Nordisk shall have the right, but not the obligation, to initiate and conduct such legal action. If Emisphere does institute such legal action but desires at any point in such legal action to cease to continue with such action, then Emisphere will provide a reasonable written notice to Novo Nordisk prior to discontinuing such action and Novo Nordisk shall then have the right, but not the obligation, to continue such legal action.

In the event Novo Nordisk initiates and/or conducts any legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How, Emisphere shall provide Novo Nordisk with all reasonable assistance in such legal action. Emisphere shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. If Emisphere is required under any law to join any such legal action initiated by Novo Nordisk or if the failure of Emisphere to be a Party to such suit, action, or proceeding would in the opinion of counsel to Novo Nordisk risk dismissal thereof, Emisphere shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at Novo Nordisk’s request or permitting Novo Nordisk to initiate a legal action under this Section in the name of Emisphere and Novo Nordisk), and Novo Nordisk shall reimburse Emisphere for its reasonable expenses relating to its joining thereto and participation therein. If Emisphere is required to be joined as a Party in any such action, then upon the request of Novo Nordisk, Emisphere shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.

The Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall conduct such legal action in a way that shall not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How. The Party enforcing and/or defending the Licensed Patents or Licensed Know-How may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 8.1(b)(ii) without the other Party’s prior consent; provided that A) the other Party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and B) such settlement does not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How or result in a material payment by the other Party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 8.1(b)(ii) by the Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall require the prior written consent of the other Party, which consent such other Party shall not unreasonably be withheld, conditioned or delayed.

(iii) With respect to any suit or action regarding Licensed Patents and/or Licensed Know-How as set forth in the above Section 8.1(b)(i), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall first be used to reimburse Novo Nordisk and Emisphere, if any, for their reasonable out-of-pocket costs and legal fees incurred in the conduct of such proceedings and any remaining amount shall be divided as follows: [*****]% to the Party conducting the suit or action and [*****]% to the other Party.

(c) Background Intellectual Property shall remain the property of the Party Controlling the same.

(d) Ownership of Foreground Intellectual Property shall be as follows:

(i) Novo Nordisk shall own exclusively Novo Nordisk Foreground Intellectual Property; and

(ii) Emisphere shall own exclusively Emisphere Foreground Intellectual Property.

(e) To the extent the Patent Rights of any Novo Nordisk Formulation Intellectual Property (i) relates to formulations of a Molecule not Controlled by Novo Nordisk (and other than a Product, GLP-1 Receptor Agonist, or Insulin) with a Carrier, and (ii) the Molecule Class of such Molecule is non-exclusively licensed to Novo Nordisk, Novo Nordisk grants to Emisphere a non-exclusive, royalty free license (the “Novo Nordisk License”), with the right to sublicense, under any such Novo Nordisk Formulation Intellectual Property consisting solely of Patent Rights to a formulation of a Molecule not Controlled by Novo Nordisk (and other than a Product, GLP-1 Receptor Agonist, or Insulin) with a Carrier, until such time, if ever, as the Non-Exclusive Licensed Product to which such Patent Rights of the Novo Nordisk Formulation Intellectual Property relates shall be converted to an Exclusive Licensed Product. Upon conversion to an Exclusive Licensed Product, the Novo Nordisk License in this clause (e) shall terminate. Emisphere shall obtain from any sublicensee of the Novo Nordisk License a covenant not to sue (which shall be equivalent to the covenant contained in Section 10.3(b)) and a non-exclusive, roylaty-free license, with the right to sublicense, to Novo Nordisk under any Patent Rights of formulation intellectual property that may be developed by the sublicensee to the extent relating to (i) formulations of a Molecule Controlled by Novo Nordisk (and other than a Product, GLP-1 Receptor Agonist, or Insulin) with a Carrier, and (ii) the Molecule Class of such Molecule non-exclusively licensed to Novo Nordisk and which is the basis of the Novo Nordisk License.

(f) With respect to any Formulation Intellectual Property that relates to a Molecule (other than a Product), in the Non-Exclusive Field prior to exercising an option pursuant to Section 2.2 for such Molecule, the Parties agree that no patent application shall be filed on such Intellectual Property.

(g) Novo Nordisk shall develop trademarks and trade dress in connection with the marketing, sale, advertising and/or promotion the Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in the Territory. Novo Nordisk shall own such trademark(s) and trade dress and shall prosecute, maintain and enforce such trademarks and trade dress at its own cost and discretion. Notwithstanding the foregoing, Emisphere shall cooperate with Novo Nordisk and use reasonable efforts to assist Novo Nordisk in the protection of such trademarks and trade dress, including by promptly notifying Novo Nordisk of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to such trademarks and trade dress.

8.2 Patent Term Extension.

(a) Emisphere shall advise Novo Nordisk in writing within five (5) business days of receipt by Emisphere of any communications from any Regulatory Authority that may be reasonably considered pertinent to an extension of the term of a Patent Right for an Exclusive Licensed Product (including patent term restoration under the U.S. Patent Statutes (35 U.S.C. §156) and supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland) (collectively “Extensions”).

(b) Novo Nordisk shall have the right, at its sole discretion, to seek, or direct Emisphere to seek where appropriate, an Extension of the term of any Licensed Patent or of any patent Controlled by Novo Nordisk for an Exclusive Licensed Product. Novo Nordisk shall inform Emisphere in writing of its election (“Novo Nordisk’s Election Notice”) of which patent Novo Nordisk will apply for Extension on in a given country at least 30 days prior to applying for such restoration with the Patent Authority in that country.

(c) Emisphere covenants and agrees:

(i) to not seek an Extension of the term of any Licensed Patents based on the regulatory approval of an Exclusive Licensed Product without Novo Nordisk’s prior written consent which shall not be unreasonably withheld.

(ii) where Novo Nordisk elects to apply for Extension of a Licensed Patents based on the regulatory approval of an Exclusive Licensed Product, to authorize Novo Nordisk to act as Emisphere’s agent before any Patent Authority, including granting Novo Nordisk or its representatives any power of attorney necessary to seek such extension.

(iii) to cooperate with any efforts by Novo Nordisk to extend the term of any Patent Right for an Exclusive Licensed Product, including diligently supplying all information relating to such Extension to Novo Nordisk, and executing supporting documents required to comply with applicable law pertaining to the Extension of patent terms.

(d) If Novo Nordisk seeks and obtains an Extension on only a single patent in a given country and such patent is a Licensed Patents or a patent within Formulation Intellectual Property (hereafter “a Section 3.4(a) Patent”), then Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of Exclusive Licensed Product(s) in such country for the period for which the term of the Section 3.4(a) Patent is extended.

(e) If Novo Nordisk seeks and obtains an Extension on more than one patent in a given country and at least one such patent is a Section 3.4(a) Patent, then Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of Exclusive Licensed Product in such country for the period for which the term of the

Section 3.4(a) Patent is extended. Novo Nordisk shall not however pay royalties for Net Sales of Exclusive Licensed Product in such country for the period by which the extended term of any patent Controlled by Novo Nordisk other than a patent within Formulation Intellectual Property (a “Novo Nordisk Patent”) extends beyond the term of the Section 3.4(a) Patent.

(f) If Novo Nordisk elects to seek an Extension on a Novo Nordisk Patent and not of a Section 3.4(a) Patent and Emisphere does not agree with Novo Nordisk’s selection of a patent to be extended for an Exclusive Licensed Product, Emisphere may identify to Novo Nordisk in writing a Section 3.4(a) Patent that is eligible for such Extension and which Emisphere would prefer to have extended (“Emisphere Alternative Patent For Extension”) within fifteen (15) calendar days of Emisphere’s receipt of Novo Nordisk’s Election Notice. If Novo Nordisk maintains its decision to seek an Extension of the patent selected by Novo Nordisk and not of the Emisphere Alternative Patent For Extension, then:

(i) in countries where the term of more than one patent may be extended based on the Marketing Approval of a single Exclusive Licensed Product and the Emisphere Alternative Patent For Extension is a patent eligible for extension in such countries, Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of such Exclusive Licensed Product in such country for the period for which the term of the Emisphere Alternative Patent For Extension could have been extended. Novo Nordisk shall not however pay royalties for Net Sales of such Exclusive Licensed Product(s) or Non-Exclusive Licensed Product in such country for the period by which the extended term of any Novo Nordisk Patent extends beyond the term of the Emisphere Alternative Patent For Extension and the term of the Section 3.4(a) Patent; and

(ii) in countries where the term of only one patent may be extended based on the Marketing Approval of a single Exclusive Licensed Product and the Emisphere Alternative Patent For Extension is a patent eligible for extension in such countries, Novo Nordisk shall continue to pay royalties pursuant to Section 3.4 on Net Sales of such Exclusive Licensed Product in such country for the period for which the term of the Emisphere Alternative Patent For Extension would have been extended only if the Emisphere Alternative Patent For Extension contains product claims that Cover such Exclusive Licensed Product.

8.3 Inventorship. Notwithstanding anything to the contrary herein, inventorship shall be determined in accordance with U.S. law.

9. Indemnification

9.1 Novo Nordisk agrees to indemnify, defend and hold harmless Emisphere against any and all claims from any Third Party, including costs and reasonable attorneys’ fees, arising out of the research, development, manufacture, use, import, export, sale, offer for sale, and any transfer of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product by Novo Nordisk, its Affiliates and/or sublicenses, except to the extent such claims result from (i) the gross negligence or willful misconduct of Emisphere or its affiliates; (ii) breach of this Agreement by Emisphere; (iii) any claim by a Third Party alleging that the grant of rights by Emisphere to Novo Nordisk under this Agreement violates or conflicts with the terms of any license or other grant of rights by Emisphere to such Third Party; and/or (iv) any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of Program Carriers.

9.2 If at any time during the Term, Novo Nordisk grants Emisphere a license under Novo Nordisk Intellectual Property to research, develop, manufacture, use, import, export, sale, offer for sale and/or otherwise transfer Exclusive Licensed Products or Non-Exclusive Licensed Product, then Novo Nordisk hereby agrees to indemnify, defend and hold harmless Emisphere against any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of a Product or Non-Product Molecule in an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product.

9.3 Emisphere hereby agrees to indemnify, defend and hold harmless Novo Nordisk against any and all claims by a Third Party alleging infringement of Third Party intellectual property rights solely by manufacture, use, import, export, sale, or offer for sale of a Program Carrier in an Exclusive Licensed Product or Non-Exclusive Licensed Product or a Program Carrier made by Novo Nordisk for Emisphere.

9.4 If a Third Party alleges infringement of Third Party intellectual property rights by use of both Emisphere’s and Novo Nordisk’s Intellectual Property in the research, development, manufacture, use, import, export, sale, offer for sale and/or any transfer of Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, then Emisphere and Novo Nordisk shall discuss in good faith to what extent each Party shall indemnify the other Party against such Third Party claims.

9.5 Each of Novo Nordisk and Emisphere (the “first Party”) must promptly notify the other of any claims or suits for which the first Party may assert indemnification from the other Party pursuant to this Section and the first Party will permit the other Party and its insurer at the other Party’s expense to assume or participate in the defense of any such claims or suits and the first Party will co-operate with the other Party or its insurers in such defense when reasonably requested to do so and will not compromise or settle the claim or suit without the other Party’s prior written consent.

10. Representations and Warranties

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) Corporate Power. It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and legal right and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with, or result in the breach of the terms of, any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Grant of Rights; Maintenance of Agreements. It has not, and shall not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

(e) No Litigation or Arbitration. As of the Effective Date of this Agreement, it is not engaged in any litigation or arbitration, or in any dispute reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or its ability to fulfill its obligations under this Agreement.

10.2	Emisphere Representations and Warranties. Emisphere (i) represents and warrants to Novo Nordisk that, to the knowledge of Emisphere as of the Effective Date and (ii) to the extent expressly stipulated below, covenants to Novo Nordisk, that:

(a) The rights granted to Novo Nordisk and its Affiliates hereunder do not conflict with rights granted by Emisphere to any Third Party;

(b) Emisphere Intellectual Property does not infringe the patent rights or other intellectual property rights of any Third Party;

(c) Other than the Amended and Restated Pledge and Security Agreement of August 20, 2014 between Emisphere and MHR Institutional Partners IIA LP, (i) it Controls the Licensed Patents and Licensed Know-How in the Territory and Emisphere has not entered into any agreements, assignments, restrictions, liens, encumbrances, disputes, proceedings or claims relating to, affecting or limiting Emisphere’s rights (or the rights of Novo Nordisk) with respect to Program Carriers and Emisphere Intellectual Property that are inconsistent with the provisions of this Agreement; and (ii) Emisphere covenants that it will not enter into any agreements, assignments, restrictions, liens, or encumbrances relating to, affecting or limiting Emisphere’s rights with respect to Program Carriers that are inconsistent with the provisions of this Agreement;

(d) Exhibit E identifies all of the pending patent applications and unexpired patents that are Licensed Patents as of the Effective Date. Following the Effective Date, Emisphere covenants that it shall notify Novo Nordisk of any update or revision of the list of Licensed Patents as set forth in Section 8.1(a)(i);

(e) Each of the patents in the Licensed Patents has been duly maintained and, to the best of its knowledge, is valid and enforceable;

(f) None of the patents or patent applications set forth in Exhibit E is (i) subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, other than actions by Patent Authorities in connection with the prosecution of patent applications, or (ii) has been abandoned, or has been asserted to be invalid or unenforceable in a communication to Emisphere or is subject to any inventorship proceeding or dispute;

(g) It has not entered into any Agreement conferring any rights under Patent Rights or Know-How Controlled by Emisphere relating to [*****], its formulation, its method of production/manufacturing and/or its method of use from Emisphere to any Third Party;

(h) It has not entered into any Agreement conferring any rights under Patent Rights or Know-How Controlled by Emisphere relating to formulations of Product with [*****], methods of producing such formulations and methods of using such formulations from Emisphere to any Third Party; and

(i) There are no Third Party patents and/or patent applications that claim [*****], its formulation, its method of production and/or its method of use.

10.3 Novo Nordisk Representations, Warranties and Covenants.

(a) Novo Nordisk represents and warrants to Emisphere that, to the knowledge of Novo Nordisk as of the Effective Date the rights granted to Emisphere and its Affiliates hereunder do not conflict with rights granted by Novo Nordisk to any Third Party.

(b) Novo Nordisk covenants that it shall not initiate any complaint, suit or proceeding against Emisphere or any Third Party solely as a result of the exercise by such Third Party of rights granted to it by Emisphere pursuant to the Novo Nordisk License prior to the conversion, if ever, of the Non-Exclusive Licensed Product to which such Novo Nordisk License relates to an Exclusive Licensed Product, and, upon request, shall deliver such necessary documentation reflecting the foregoing.

10.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.

10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 11 (CONFIDENTIALITY; PUBLICATION), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 10.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 13 OR DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILFULLY WRONGFUL CONDUCT.

11. Confidentiality; Publication

11.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees to hold, and will cause their respective officers, directors, employees, accountants, counsels, consultants, advisors and agents to hold, including any of the aforementioned employed by a Party’s Affiliates, in confidence during the Term and for ten (10) years thereafter, confidential and shall not publish or otherwise disclose to a Third Party and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement or any Confidential Information of the other Party (which, for purposes of this Section 11, shall be deemed to include any information developed by Novo Nordisk solely as a result of the exercise of its rights pursuant to Section 2.1(c)) developed as part of the activities hereunder. Each Party may use such Confidential Information only to the extent required for the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

For the avoidance of doubt, Novo Nordisk shall be entitled to use information received as Confidential Information under the GLP-1 License Agreement and the Insulin License Agreement (as defined in these agreement) also in its activities under this Agreement and to the extent that Novo Nordisk does so, such information shall be deemed to be Confidential Information under this Agreement subject also to the obligations of confidentiality set out herein.

11.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent written evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its Affiliates, generally known or available to the public;

(b) is known by the receiving Party or its Affiliates at the time of receiving such information, as evidenced by its or its Affiliates’ records;

(c) is hereafter furnished to the receiving Party or its Affiliates, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing Party or its Affiliates; or

(d) is the subject of a written permission to disclose provided by the disclosing Party.

11.3 Authorized Disclosure. Each Party may disclose Confidential Information received from the other Party to the extent such disclosure is necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement in order to obtain Patent Rights that a Party is expressly permitted to obtain under this Agreement;

(b) regulatory filings for Exclusive Licensed Product(s) or Non-Exclusive Licensed Product which such Party has a license to develop hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations or law; and

(e) disclosure to sublicensees, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such sublicensee or potential Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) or (d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable actions to avoid disclosure of Confidential Information hereunder. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or foreign counterpart or as otherwise required by law.

11.4 Publications.

(a) Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party or the other Party’s Affiliates, consultants and agents, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the other Party. Before any such material is submitted for publication, the Party proposing publication shall deliver, or shall ensure that the other Party’s Affiliate, consultant or agent delivers, a complete copy to the other Party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure. Such other Party shall review any such material and give its comments to the Party proposing publication within twenty (20) days of the delivery of such material to such other Party. The reviewing Party has the right to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or for purposes of removing Confidential Information of the reviewing Party or request a reasonable delay in publication or presentation in order to protect trade secrets or patentable information. If the reviewing Party requests the removal of the reviewing Party’s Confidential Information or a delay, the publishing Party must remove such Confidential Information or if a patent is to be filed delay publication or presentation for a period of 90 days to enable patent applications to be filed. Upon expiration of such 90 day period, the publishing Party is free to proceed with the publication or presentation. Novo Nordisk shall have the right to refuse approval without cause of publications proposed by Emisphere, except if such publication is an authorized disclosure under Section 11.3. In addition, Novo Nordisk shall not have the right to publish information relating to the Licensed Patents and Licensed Know-how with respect to a Molecule Class prior to the exercise of its rights under Section 2.2.

(b) With respect to oral presentation materials and abstracts, such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the non-publishing Party.

(c) Any publication shall reference the existence of this Agreement and make appropriate reference to the contribution of the non-publishing Party.

11.5 Publicity.

(a) The Parties agree to issue the press release announcing the execution of this Agreement attached as Exhibit F to this Agreement. The wording of the press release in Exhibit F cannot be changed by either Party without the prior written consent of the other Party. The Parties will agree on the date, time and venue for release of the press release in Exhibit F. Following the release of the press release in Exhibit F, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have been previously publicly disclosed in accordance herewith. In the event of disclosure by a Party of the terms of the Agreement which have been disclosed previously in the press release attached as Exhibit F, such Party making the disclosure shall only be allowed to do so by using the exact same text when making the subsequent disclosure(s) as used in the press release in Exhibit F.

(b) Except as set forth in Section 11.5(a), any press release or other public communications by either Party regarding this Agreement and the relationship of the Parties created hereby shall be approved in writing in advance by the other Party, provided that for communications required to comply with applicable court orders or governmental regulations or by law, Section 11.3 shall apply. The Parties anticipate that a formal press release shall be mutually prepared and approved by the Parties should an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product achieve one or more of the development or commercialization events specified in Section 3.2.

12. Term and Termination

12.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire on an Exclusive Licensed Product-by-Exclusive Licensed Product, Non-Exclusive Licensed Product-by-Non-Exclusive Licensed Product, country-by-country basis after expiration of the last to expire Licensed Patent and Formulation Patent or 10 years following the First Commercial Sale of an Exclusive Licensed Product(s) or Non-Exclusive Licensed Product, whichever is later, and Novo Nordisk shall then have a fully paid-up exclusive license for that Exclusive Licensed Product(s) and a fully paid up non-exclusive license for that Non-Exclusive Licensed Product.

12.2 Termination by Novo Nordisk. Novo Nordisk shall have the right to terminate this Agreement for any reason or for no reason and at any time, upon ninety (90) days prior written notice to Emisphere.

12.3 Termination by Emisphere. Emisphere shall have no right to terminate this Agreement except as explicitly provided for in the Agreement.

12.4 Termination for Patent Challenge. Emisphere shall have the right to terminate this Agreement upon thirty (30) days written notice to Novo Nordisk in the event that Novo Nordisk (or any of its Affiliates or any sublicensees granted rights under this Agreement to the Licensed Patents) challenges the validity, scope or enforceability of any Licensed Patent in any legal or Patent Authority proceeding provided however that Emisphere has the right to terminate the Agreement only with respect to all patents that belong to the patent family of the Licensed Patent that has been challenged; the remainder of the Agreement as it applies to Licensed Patents that belong to other non-challenged patent families to which rights are granted herein shall remain valid and enforceable.

12.5 Termination for Material Breach.

(a) If a Party is in material breach of its obligations hereunder and the other Party provides written notice to the breaching Party specifying the nature of such breach, the breaching Party shall either cure such breach or produce a plan for such cure reasonably acceptable to the other Party within sixty (60) calendar days after such written notice. If the breaching Party does not provide a plan for cure, or comply with a plan reasonably acceptable to the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement by giving written notice of termination to the breaching Party.

(b) Notwithstanding the foregoing, any failure by Novo Nordisk timely to pay any amount due under Sections 3.2, 3.3 or 3.4 shall be deemed a material breach of its obligations. Novo Nordisk shall have 15 business days following receipt of written notice of such material breach from Emisphere to cure such breach which cure may only be effected through full payment of all amounts due pursuant to Novo Nordisk’s obligations under such sections.

(c) Any failure by Novo Nordisk to satisfy its development obligations under Section 4.5 with respect to an Exclusive Licensed Product or a Non-Exclusive Licensed Product shall be deemed a material breach. In the event such breach is not timely cured as set forth in (a) above, Emisphere shall have the right to terminate the license granted under Section 2 to Novo Nordisk with respect to such Exclusive Licensed Product or a Non-Exclusive Licensed Product.

(d) In the event Emisphere terminates the license granted under Section 2 to Novo Nordisk with respect to an Exclusive Licensed Product pursuant to Section 12.5(c) above, the Product contained within such Exclusive Licensed Product shall no longer be considered a “Product” for purposes of this Agreement.

12.6 Effect of Termination.

(a) Upon termination of this Agreement by Novo Nordisk for material breach by Emisphere pursuant to Section 12.5, the licenses granted by Emisphere to Novo Nordisk under Section 2.1, the restrictions on Emisphere’s activities under Sections 2.1 and 2.2, and each Party’s obligations under Article 3, Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.8 (last three sentences only), Article 5, Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.5, 7.6, Articles 8 and 9, Emisphere covenants in Section 10.2 (c) (ii) and 10.2 (d), Sections 10.5, 11.1, 11.2, 11.3, 11.5, 12.1, 12.6(a), (d) and (e), 12.7, 12.8, 13.2, 13.3, 13.4, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7 and 14.8 shall survive such termination and shall remain in effect subject to Novo Nordisk’s compliance with its obligations under Article 3, Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8 (last three sentences only), Article 5 (except for Section 5.6), Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.4, 7.5, 7.6, Articles 8 and 9, Sections 10.5, 11.1, 11.2, 11.3, 11.5, 12.1, 12.6(a), (d) and (e), 12.8, 13.2, 13.3, 13.4, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7 and 14.8. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement. In addition, Sections 12.2, 12.3. 12.4, 12.5, and 12.6(b) and (c) shall survive with respect to the foregoing surviving provisions.

(b) Upon termination of this Agreement by Emisphere for material breach by Novo Nordisk pursuant to Section 12.5:

(i) the licenses granted by Emisphere under Section 2.1 shall automatically terminate and revert to Emisphere and the restrictions on Emisphere’s activities under Sections 2.1 and 2.2 shall automatically terminate; and

(ii) Novo Nordisk shall transfer to Emisphere as soon as reasonably practicable all information relating solely to the Program Carrier(s) (if any) and/or received by Novo Nordisk under Sections 4.2 and 7.2 of this Agreement, except if such information relates solely to the GLP-1 License Agreement or the Insulin License Agreement.

(c) Upon termination of this Agreement in its entirety by Novo Nordisk pursuant to Section 12.2:

(i) the licenses granted by Emisphere under Section 2.1 shall automatically terminate and revert to Emisphere and the restrictions on Emisphere’s activities under Sections 2.1 and 2.2 shall automatically terminate;

(ii) Novo Nordisk shall transfer to Emisphere as soon as reasonably practicable all information received by Novo Nordisk under Sections 4.2 and 7.2 of this Agreement, except if such information relates solely to the GLP-1 License Agreement or the Insulin License Agreement.

(d) In connection with any termination of this Agreement to which the provisions of Sections 12.6(b)(ii) or 12.6(c)(ii) apply, upon Emisphere’s written request, Novo Nordisk shall also transfer to Emisphere all data and results solely related to the Program Carriers not previously transferred to Emisphere hereunder (if any), except if such data and/or results relate solely to the GLP-1 License Agreement or the Insulin License Agreement.

(e)	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

(f)	Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under Sections 12.6(a) and except as provided in Section 7.2, each Party shall destroy or deliver to the other Party any and all Confidential Information of the other Party in its possession. Notwithstanding the above, each Party may retain one archival copy of the other Party’s Confidential Information solely for the purpose of ascertaining its compliance with the confidentiality obligations of this Agreement.

12.7 Damages; Relief. Expiration or termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or other remedies available at law that it may be entitled to upon such expiration or termination.

12.8 Rights in Bankruptcy. The occurrence of bankruptcy of Emisphere, will not, in itself, impact Novo Nordisk’s license under this Agreement, nor adversely impact the right of Emisphere to receive royalties or milestones. All rights and licenses granted under or pursuant to this Agreement by Emisphere to Novo Nordisk are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Novo Nordisk, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Emisphere under the U.S. Bankruptcy Code, Novo Nordisk shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to Novo Nordisk (i) upon any such commencement of a bankruptcy proceeding upon Novo Nordisk’s written request therefor, unless Emisphere elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. Novo Nordisk agrees that in consideration of the rights granted under the license it will pay to Emisphere all royalty and milestone payments which would have been payable under this Agreement by Novo Nordisk in respect of the exercise of its rights under the license granted in this Agreement. The provisions of this Section 12.8 are without prejudice to any rights Novo Nordisk may have arising under any applicable insolvency statute or other applicable law.

12.9 Survival.

(a) In the event of expiration of this Agreement under Section 12.1, Sections 2.1 (a), 4.3, 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6 (d) and (e), 12.8, this 12.9, 13.2, 13.3, 13.4, and article 14 (except Section 14.10) shall survive and remain in effect after such expiration of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after expiration of the Agreement.

(b) In the event of termination of this Agreement (except if such termination is by Novo Nordisk under Section 12.5 for Emisphere’s material breach in which case Section 12.6 (a) applies), Sections 8.1 (c), (d), and (e), Article 9, Sections 10.5, 11.1, 11.2, 11.3, 12.6, 12.7, this 12.9, 13.2, 13.3, 13.4, and article 14 (except Section 14.10) shall survive termination and remain in effect after such termination of the Agreement. Any terms defined in Section 1 of this Agreement which are being referenced in any of the aforementioned surviving sections shall also remain in effect after termination of the Agreement.

13. Governing Law and Dispute Resolution

13.1 Resolution of Disputes by Senior Management.

In the event of a dispute, controversy or claim between the Parties under this Agreement, such dispute, controversy or claim shall be presented to the appropriate management within each Party for resolution except if the dispute, controversy or claim concerns a matter or activity on which Novo Nordisk has the right to decide at its sole discretion as set forth in the Agreement. The appropriate management shall have sixty (60) days in which to discuss in good faith a resolution of the dispute, controversy or claim. If the appropriate management of the Parties are unable to resolve the matter within sixty (60) days, the dispute, controversy or claim, shall be submitted promptly to the to the Chief Executive Officer of Emisphere or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk or their delegate for resolution. If one Party does not comply with the above, or the Chief Executive Officer of Emisphere or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk are unable to resolve the dispute, controversy or claim within thirty (30) days, the dispute, controversy or claim shall be resolved as set forth in Section 13.3.

13.2 Governing Laws. This Agreement shall be governed in all respects by the laws of the State of New York, USA, without regard to its choice of law provisions.

13.3 Submission to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal court sitting in Manhattan, New York, New York, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4 Specific Enforcement. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

14. General Provisions

14.1 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein in relation to formulation of Exclusive Licensed Product or Non-Exclusive Licensed Product. For the avoidance of doubt, except to the extent expressly stipulated in this Agreement, this Agreement shall constitute a separate agreement between the Parties that does not modify the GLP-1 License Agreement or the Insulin License Agreement. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing and signed by the Parties to this Agreement.

14.2 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party; neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.3 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.4 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, so long as such Third Party agrees in writing to assume all of the rights and obligations of the assigning Party under this Agreement, and provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) in relation to Novo Nordisk, to an Affiliate of Novo Nordisk, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

14.5 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

14.6 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by any method of mail (postage prepaid) requiring return receipt, (c) by overnight courier confirmed thereafter to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Novo Nordisk, notices must be addressed to:

Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd
Denmark
Attn: Head of Business Development

With a copy to:	Novo Nordisk A/S
Novo Allé
2880 Bagsvaerd
Denmark
Attn: General Counsel

If to Emisphere, notices must be addressed to:

Emisphere Technologies, Inc.
4 Becker Farm Road
Roseland, NJ 07068
Attention: Alan L. Rubino, President and CEO

With a copy to:	Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, NJ 07068
Attention: Michael J. Lerner, Esq.

14.8 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

14.9 Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained.

14.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

NOVO NORDISK A/S		EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Lars Fruergaard Jørgensen	By:	/s/ Alan L. Rubino

Name:	Lars Fruergaard Jørgensen	Name:	Alan L. Rubino

Title:	Executive Vice President and Chief of Staff	Title:	President and CEO

Date:		Date:	10-14-2015

By:	/s/ Mads Krogsgaard Thomsen	By:	/s/ Michael R. Garone

Name:	Mads Krogsgaard Thomsen	Name:	Michael R. Garone

Title:	Executive Vice President and Chief Science Officer	Title:	VP and CFO

Date:		Date:	10-14-2015

EXHIBIT A

AMENDMENT NO. 3 TO THE DEVELOPMENT AND LICENSE AGREEMENT DATED JUNE 21, 2008, BETWEEN NOVO NORDISK A/S AND EMISPHERE TECHNOLOGIES, INC.

Filed separately.

Exhibit B

STRUCTURES OF [*****] (Carrier 2 below) and [*****]

[*****]

Exhibit C

EXCLUDED CARRIER LIST

[*****]

Exhibit D

LIST OF NOVO NORDISK TECHNOLOGICAL COMPETITORS

[*****]

Exhibit E

PATENTS AND PENDING PATENT APPLICATIONS

[*****]

EXHIBIT F

PRESS RELEASE

Emisphere Signs License Agreement With Novo Nordisk to Develop Oral Formulations of Four Molecules Targeting Metabolic Indications and Amends GLP-1 Agreement

Emisphere to Receive $14 Million Upfront for New License and Amendment, Eligible for More Than $207 Million in Milestone Payments, Plus Royalties on Product Sales

ROSELAND, N.J., Oct. 15, 2015 (GLOBE NEWSWIRE) — Emisphere Technologies, Inc. today announced that it has entered into a Development and License Agreement with Novo Nordisk A/S (NYSE:NVO) to develop and commercialize oral formulations of four classes of Novo Nordisk’s investigational molecules targeting major metabolic disorders, including diabetes and obesity, using Emisphere’s oral Eligen® Technology. Under the terms of the agreement, Emisphere licensed to Novo Nordisk the exclusive right to develop potential product candidates in three molecule classes, and the non-exclusive right to develop potential product candidates in a fourth molecule class, using the Eligen® Technology.

The license provides Emisphere with a $5.0 million upfront licensing fee, and the opportunity to receive up to $62.5 million in development and sales milestone payments for each of the three exclusively licensed molecule classes, and up to $20 million in development milestone payments for the non-exclusively licensed molecule class. Additionally, Emisphere would receive royalties on sales of each successfully commercialized product. Novo Nordisk is solely responsible for the development and commercialization of all product candidates.

In addition, Emisphere granted Novo Nordisk the option to obtain exclusive and non-exclusive rights to develop and commercialize oral formulations of additional investigational molecules for the treatment of diabetes, obesity, and indications in other important therapeutic areas using the Eligen® Technology. If Novo Nordisk exercises its option to develop and commercialize any additional investigational molecules, Emisphere would be entitled to receive an additional payment upon the exercise of each option for exclusive or non-exclusive development rights for each molecule class. Emisphere would be eligible to receive up to $62.5 million in development and sales milestone payments for each additional exclusively licensed molecule class, and up to $20 million in development milestone payments for each additional non-exclusively licensed molecule class, plus royalties on sales of each commercialized product.

In conjunction with the signing of the new license agreement, Emisphere and Novo Nordisk also amended their existing GLP-1 (semaglutide) license agreement to provide for, among other things, a payment of $9.0 million to Emisphere from Novo Nordisk as prepayment of a product development milestone in exchange for a reduction in future royalty payments.

“We are delighted to have broadened our collaboration with Emisphere for access to their Eligen® Technology under this new development and license agreement,” said Peter Kurtzhals, Senior Vice President for Global Research in Novo Nordisk.

“Novo Nordisk has been an important partner for many years and this expanded partnership further validates the Eligen® Technology and its ability to facilitate absorption from the gastrointestinal tract,” said Alan L. Rubino, Chief Executive Officer of Emisphere. “We have been intensely focused on transforming Emisphere into a robust commercial and development organization, seeking to identify and establish new, value-creating licensing opportunities for our Eligen® Technology to major pharmaceutical companies, while realizing the significant market potential of our proprietary oral Eligen B12™ product. This agreement with Novo Nordisk represents the first significant accomplishment in this ongoing, transformational effort and we look forward to future successes resulting from our global business development strategy.”

ABOUT ELIGEN® TECHNOLOGY

Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT NOVO NORDISK

Novo Nordisk is a global healthcare company with more than 90 years of innovation and leadership in diabetes care. This heritage has given us experience and capabilities that also enable us to help people to address other serious chronic conditions including hemophilia, growth disorders and obesity. Headquartered in Denmark, Novo Nordisk employs approximately 39,700 people in 75 countries and markets its products in more than 180 countries. Novo Nordisk’s B shares are listed on Nasdaq Copenhagen (Novo-B). Its ADRs are listed on the New York Stock Exchange (NVO). For more information, visit novonordisk.com, Facebook, Twitter, LinkedIn, YouTube

ABOUT EMISPHERE

Emisphere is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015. Beyond Eligen B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

EMISPHERE SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the Company’s ability to enter into and maintain strategic partnerships, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). There can be no assurance that any of the development or sales milestones in the Development and License Agreement will be met or that such milestone payments will be received or that Novo Nordisk will be able to successfully commercialize any of the product candidates. Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005

mgarone@emisphere.com

INVESTOR CONTACT:

Susan Kim

Argot Partners

212.600.1902

susan@argotpartners.com

MEDIA CONTACT:

Eliza Schleifstein

Argot Partners

917.763.8106

eliza@argotpartners.com